EXHIBIT 10

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

OTSEGO SHARES, LLC

and

CENTERLINE HOLDING COMPANY

Dated as of June 10, 2013

TABLE OF CONTENTS

i

Exhibits

Exhibit A            Shareholder Written Consent

Disclosure Letters

Company Disclosure Letter
Acquirer Disclosure Letter

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	8.1(a)
Acknowledged Fee Arrangement 5.11	5.11(a)(iii)
Acquirer	Preamble (pg. 1)
Acquirer Disclosure Letter	IV
Acquirer Material Adverse Effect	8.1(b)
Acquirer Termination Fee	7.6(e)
Advance	8.1(c)
Advance Interest	8.1(d)
Affiliate	8.1(e)
Agency	8.1(f)
Agency Approval Meeting	5.3(d)
Agency Contracts	8.1(g)
Agreement	Preamble (pg. 1)
Applicable Requirements	8.1(h)
Approval	8.1(i)
Asset	8.1(j)
Balance Sheet Date	3.17(a)
Book-Entry Shares	2.1(c)(ii)
Business Day	8.1(k)
Business License	8.1(l)
Certificate of Merger	1.3
Certificates	2.1(c)(ii)
Chosen Courts	8.6
Claims	8.1(m)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Commitment Letter	4.7(b)
Committed Loan	8.1(n)
Common Shares	8.1(o)
Commonly Controlled Entity	3.22(d)
Company	Preamble (pg. 1)
Company Benefit Plans	3.22(a)
Company Board	Recitals (pg. 1)
Company Disclosure Letter	III
Company Employees	5.18(a)
Company Intervening Event	8.1(p)
Company Leased Facility	3.27(b)
Company Material Adverse Effect	8.1(q)
Company Organizational Documents	8.1(r)
Company Permits	3.29(a)
Company SEC Reports	3.15
Company Shareholder Approval	8.1(s)

Term	Section
Company Shareholder Meeting	5.5(a)
Company Termination Fee	7.6(c)
Confidentiality Agreement	5.2(b)
Contract	8.1(t)
Contractual Arrangements	5.18(c)
Damages	8.1(u)
Derivative Transaction	8.1(v)
DSTA	1.1
DUI	8.1(bbb)
Effective Time	1.3
Electronic Data Files	8.1(w)
Enforceability Exceptions	8.1(x)
Environmental Law	3.25(a)
ERISA	8.1(y)
Exchange Act	8.1(z)
Excluded Shares	2.1(b)
Existing Group Health Plan	5.18(b)
Expenses	5.13
Fannie Mae	8.1(aa)
FHA	8.1(bb)
Financial Statements	3.16(a)
Financing	4.7(b)
Financing Source	4.7(b)
Form 15 Filing Date	8.1(cc)
Freddie Mac	8.1(dd)
GAAP	3.16(a)(i)
Ginnie Mae	8.1(ee)
Governmental Authority	8.1(ff)
Group Health Plan	5.18(b)
Hazardous Substances	8.1(gg)
HSR Act	8.1(hh)
HUD	8.1(ii)
HUD Mortgage Insurance	8.1(jj)
Hunt	Recitals (pg. 1)
Indebtedness	8.1(kk)
Indemnified Parties	5.6(a)
Intellectual Property	8.1(ll)
IRS	3.22(c)
Knowledge	8.1(mm)
Law	8.1(nn)
Legal Actions	3.20
Liabilities	3.17
License	8.1(oo)
Licensed Intellectual Property	8.1(pp)
Liens	8.1(rr)

v

Term	Section
LIHTC Fund	3.14(a)(i)
LIHTC Fund GP	3.14(a)(i)
LIHTC Fund GP Manager	3.14(a)(i)
LIHTC Fund GP Member	3.14(a)(i)
LIHTC Fund LP	3.14(a)(ii)
LIHTC Management Agreements	3.14(a)(i)
Limited Guarantee	8.1(qq)
LLC Act	1.1
Loan Application	8.1(ss)
Loans Held for Sale	8.1(tt)
MAP	8.1(bbb)
Material Contract	3.21(a)
Maximum Premium	5.6(b)
Merger	Recitals (pg. 1)
Merger Consideration	2.1(c)(i)
Minority Subsidiary	8.1(uu)
Mortgage	8.1(vv)
Mortgage Banking Business	8.1(ww)
Mortgage Business	8.1(xx)
Mortgage Loan	8.1(yy)
Mortgage Loan Documents	8.1(zz)
Mortgage Note	8.1(aaa)
Mortgage Programs	8.1(bbb)
Mortgage Servicing Business	8.1(ccc)
Mortgaged Property	8.1(ddd)
Non-Recourse Party	8.17
Order	8.1(eee)
Otsego Holdings	4.6
Owned Intellectual Property	8.1(fff)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permits	3.29(a)
Permitted Lien	8.1(hhh)
Person	8.1(iii)
Pipeline Transactions	8.1(ggg)
Plan	8.1(jjj)
Pre-Timex Management Agreements	5.11(a)(i)
Preferred Shares	3.8(a)
Post-Timex Management Agreement	5.11(a)(ii)
Public Announcement	8.1(kkk)
Real Property Lease	3.27(b)
REO	3.14(b)(i)
REO Property GP	3.14(b)(i)
REO Property GP Manager	3.14(b)(i)
REO Property GP Member	3.14(b)(i)

Term	Section
REO Property LP	3.14(b)(ii)
REO Property Management Agreements	3.14(b)(i)
Regulatory Documents	3.10(e)
Representatives	8.1(lll)
Required Approvals	3.7
Rights	8.1(mmm)
SCUs	3.8(a)
Securities Act	3.15
Seller/Servicer Guides	8.1(nnn)
Serviced Loan	8.1(ooo)
Serviced Loan Schedule	3.11(a)
Servicing Advance Schedule	3.11(b)
Servicing Agreements	8.1(ppp)
Servicing Custodial Account	8.1(qqq)
Servicing Escrow Accounts	8.1(rrr)
Servicing File	8.1(sss)
Shareholder Rights	8.1(ttt)
Shareholder Rights Plan	8.1(uuu)
Shareholder Written Consent	5.5(b)
Shareholder Written Consent Failure	5.5(a)
SLP Entity	3.14(a)(iii)
SLP Manager	3.14(a)(iii)
SLP Member	3.14(a)(iii)
SPV Shares	3.8(a)
Subsidiary	8.1(vvv)
Superior Proposal	8.1(www)
Surviving Bylaws	1.6
Surviving Governing Instrument	1.5
Surviving Trust	1.1
Takeover Proposal	8.1(xxx)
Tax	8.1(yyy)
Tax Return	8.1(zzz)
Termination Date	7.2(a)
Trust Agreement	Recitals (pg. 1)
Willful and Material Breach	8.1(aaaa)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2013 (this “Agreement”), by and between Otsego Shares, LLC, a Delaware limited liability company (“Acquirer”) and Centerline Holding Company, a Delaware statutory trust (the “Company”).

W I T N E S S E T H

WHEREAS, the board of trustees of the Company (the “Company Board”), at a meeting thereof duly called and held, has (a) approved and declared advisable this Agreement, the merger of Acquirer with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”) and the transactions contemplated by this Agreement, (b) declared that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement and the Merger be submitted to the shareholders of the Company entitled to vote thereon for approval thereby, and (d) recommended to the shareholders of the Company that they adopt this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Hunt Companies, Inc., a Delaware corporation (“Hunt”), is entering into a Commitment Letter (as defined herein) to provide financing to Acquirer for the purpose of funding the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Hunt is entering into the Limited Guarantee in favor of the Company;

WHEREAS, the management member of Acquirer, through a valid written consent, has approved this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company is currently governed by the Third Amended and Restated Trust Agreement of the Company, dated as of October 6, 2010 (as amended, the “Trust Agreement”);

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, in each case as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Statutory Trust Act (as amended, the “DSTA”) and the Delaware Limited Liability Company Act (as amended, the “LLC Act”), at the Effective Time, (a) Acquirer shall be merged with and into the Company and (b) the separate existence of Acquirer shall cease and the Company shall continue its existence under the DSTA as the surviving statutory trust in the Merger (the “Surviving Trust”).

Section 1.2            Closing.  Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the second Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Acquirer and the Company may agree in writing, provided, however, that the Closing shall not take place prior to June 15, 2013.  The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3            Effective Time.  At the Closing, Acquirer and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DSTA and the LLC Act.  The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Acquirer and the Company may agree and specify in the Certificate of Merger in accordance with the DSTA and the LLC Act (the “Effective Time”).

Section 1.4            Effects of the Merger.  The Merger shall have the effects set forth in the DSTA and the LLC Act, this Agreement and the Certificate of Merger.

Section 1.5            Trust Agreement.  The Trust Agreement of the Company shall be the governing instrument of the Surviving Trust (the “Surviving Governing Instrument”), until amended as provided therein and by applicable Law.

Section 1.6            Bylaws.  The bylaws of the Company shall be the bylaws of the Surviving Trust (the “Surviving Bylaws”), until amended as provided in the Surviving Governing Instrument and the Surviving Bylaws and by applicable Law.

Section 1.7            Trustees.  The parties shall take all requisite action so that the individuals designated by Acquirer prior to the Closing shall be, from and after the Effective Time, the trustees of the Surviving Trust until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Governing Instrument, the Surviving Bylaws and applicable Law.

Section 1.8            Officers.  The officers of Acquirer immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Trust until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Governing Instrument, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON LIMITED LIABILITY COMPANY INTERESTS AND SHARES OF BENEFICIAL INTEREST

Section 2.1            Conversion of Limited Liability Company Interests and Shares of Beneficial Interest.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, the Company or the holder of any limited liability company interests of Acquirer or any shares of beneficial interest in the Company:

(a)           Conversion of Acquirer Limited Liability Company Interests.  All of the limited liability company interests of Acquirer issued and outstanding immediately before the Effective Time shall be converted into and become an amount of fully paid and non-assessable Common Shares of the Surviving Trust equal to the number of issued and outstanding Common Shares as of immediately prior the Effective Time.

(b)           Cancellation of Treasury Shares and Acquirer-Owned Shares.  Each Common Share owned by the Company or any of its wholly-owned Subsidiaries or by Acquirer or any of its Affiliates immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for the Excluded Shares.

(c)           Conversion of Common Shares.

(i)           Each Common Share issued and outstanding immediately before the Effective Time (other than Excluded Shares) shall be converted into the right to receive $39.89 in cash, without interest (the “Merger Consideration”).

(ii)           All Common Shares that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) Common Shares represented by book-entry (the “Book-Entry Shares”) shall cease to have any rights with respect to such shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d)           Equitable Adjustment.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Common Shares shall occur as a result of any share split (including a reverse share split) or combination, or any distribution payable in shares (including any distribution of securities convertible into or exchangeable for Common Shares) is declared with a record date during such period, then the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.2            Surrender of Certificates and Book-Entry Shares.

(a)           Paying Agent.  Not less than three (3) Business Days before the Effective Time, Acquirer shall (i) select a nationally recognized financial institution, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion.  Acquirer shall be responsible for all fees and expenses of the Paying Agent.

(b)           Payment Fund.  Immediately prior to the Effective Time, Acquirer shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration.  Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c)           Payment Procedures.

(i)           Letter of Transmittal.  Immediately following the Effective Time, the Surviving Trust shall cause the Paying Agent to mail to each holder of record of a Common Share converted pursuant to Section 2.1(c)(i), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Such instructions shall provide that, at the election of the surrendering holder, (1) Certificates may be surrendered by hand delivery or otherwise and (2) the Merger Consideration payable in exchange for Certificates and/or Book-Entry Shares will be payable by check or wire transfer to the surrendering holder.

(ii)           Surrender of Shares.  Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate or such Book-Entry Share less any required withholding of Taxes.  Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately.  No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii)           Unregistered Transferees.  If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents reasonably required by Acquirer to evidence and effect that transfer and (B) the Person requesting such payment (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Acquirer and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv)           No Other Rights.  Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration.  Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the Common Shares formerly represented by it.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Trust, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in respect of the Common Shares represented by such Certificate.

(e)           No Further Transfers.  At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of the Common Shares that were outstanding immediately before the Effective Time.

(f)           Required Withholding.  Acquirer, the Surviving Trust and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified (the “Code”), or any applicable state, local or foreign Tax Law.  To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.  To the extent that Acquirer, the Surviving Trust or the Paying Agent, as the case may be, becomes aware of any applicable withholding Taxes, Acquirer, the Surviving Trust or the Paying Agent (i) shall provide prompt written notice to the holders of Common Shares immediately prior to the Effective Time of the amount of such Tax and (ii) shall promptly provide any such Person any additional documentation required for such Person’s Tax filings, as may be reasonably requested by such Person.

(g)           No Liability.  None of Acquirer, the Surviving Trust or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h)           Investment of Payment Fund.  The Paying Agent shall invest the Payment Fund as directed by Acquirer; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing solely in such assets.  Any such investment shall be for the benefit, and at the risk, of Acquirer, and any interest or other income resulting from such investment shall be for the benefit of Acquirer; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Shares immediately prior to the Effective Time and Acquirer shall promptly provide, or shall cause the Surviving Trust to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Shares immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Acquirer and the Surviving Trust under this Article II.

(i)           Termination of Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Acquirer upon demand.  Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Acquirer and/or the Surviving Trust, which shall remain responsible for payment of the applicable Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the corresponding sections of the disclosure letter delivered by the Company to Acquirer before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosed with respect to any other section of the Company Disclosure Letter and any other representation or warranty made elsewhere in this Article III, in either case, to which the relevance of such item is reasonably apparent on its face (without the need to examine or understand any underlying document or information) or (y) except with respect to the representations and warranties contained in Section 3.30, the Company SEC Reports filed after January 1, 2012 (other than any Company SEC Reports filed after the date hereof and excluding statements in any “Risk Factors” sections to the extent that such statements are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Acquirer that:

Section 3.1            Organization and Power.  The Company is duly organized and formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.  Except as would not have a Company Material Adverse Effect, each of the Subsidiaries of the Company is duly organized and formed, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2            Foreign Qualifications.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

Section 3.3            Authorization.  The Company has all necessary trust power and authority to enter into this Agreement and, subject to the receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement.  The Company Board at a meeting duly called and held has: (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement, (b) declared that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement and the Merger be submitted to the shareholders of the Company for approval and (d) recommended to the shareholders of the Company that they adopt this Agreement and the Merger.  Assuming that the Company Shareholder Approval is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary trust action on the part of the Company.

Section 3.4            Binding Effect.  This Agreement has been duly executed by the Company and, as of the Closing Date and, subject to the Enforceability Exceptions, this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Section 3.5            Subsidiaries.

(a)           Section 3.5(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation.  Except as set forth on Section 3.5(a) of the Company Disclosure Letter, each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens).  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

(b)           Section 3.5(b) of the Company Disclosure Letter sets forth a true and complete list of each Minority Subsidiary of the Company other than any REO Property GP, indicating its jurisdiction of incorporation or formation and all other holders of equity interests in such Minority Subsidiary.

Section 3.6            Non-Contravention.  Assuming the making of the filings and notifications and the receipt of the Required Approvals, the execution, delivery, and performance by the Company of its obligations under this Agreement does not and will not: (a) conflict with or violate any provisions of the Company Organizational Documents; (b) violate any provision of any Law; (c) without regard to requirements of notice or lapse of time, conflict with, violate, result in a breach of, constitute a default under, accelerate, or permit the acceleration of the performance required by, any material Contract to which the Company is a party; or (d) result in the creation or imposition of any Lien against or upon the assets of the Company or any of its Subsidiaries.

Section 3.7            Approvals and Permits; Governmental Authorizations. No Approval of, License or filing with, or notification to, any Governmental Authority, Agency or other third party is required on the part of the Company (i) in connection with the execution and delivery of this Agreement, (ii) pursuant to the provisions hereof or under any existing Approval or License (including any Business License), (iii) pursuant to any Contract, including any Agency Contract or Servicing Agreement, (iv) in order to consummate the transactions contemplated in this Agreement, or (v) in order for the Company to continue to conduct its business, including the Mortgage Business, after the Closing in a manner substantially the same as the manner in which, each business of the Company, including the Mortgage Business, is conducted prior to the Closing, in each case other than (A) (a) any pre-merger notification required under the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) those Approvals, Licenses, filings and notifications set forth on Section 3.7(A) of the Company Disclosure Letter and (B) approvals required under the limited partnership agreements for the LIHTC Funds listed on Section 3.7(B) of the Company Disclosure Letter (clauses (A) and (B) together, the “Required Approvals”).

Section 3.8            Capitalization.

(a)           As of the date of this Agreement, the Company has authorized beneficial interests in the Company consisting solely of (i) 150,000,000 shares of beneficial interest in the Company, including Common Shares and any shares classified or reclassified by the Company Board as preferred shares (the “Preferred Shares”), of which 3,000 shares have been designated as Series B Junior Participating Preferred Shares which may be issued upon the exercise of the Shareholder Rights, and (ii) 12,731,465 Special Preferred Voting Shares, no par value (the “SPV Shares”).  As of the date of this Agreement, (A) 2,382,742 Common Shares were issued and outstanding, (B) 49 Common Shares were held in treasury by the Company or any of its Subsidiaries, (C) 11,867,236 SPV Shares were issued and outstanding (which represent a total of 83,070.652 votes when voting as a single class with the Common Shares), (D) 11,867,236 Special Common Units of Centerline Capital Company, LLC (“SCUs”), which are exchangeable for a maximum of 83,070 Common Shares, were issued and outstanding and (E) no other Preferred Shares were outstanding.  As of the date of this Agreement, except as set forth above and except for the Shareholder Rights, no options or warrants to acquire shares of beneficial interests in the Company were outstanding and there were no shares of capital stock or securities of any Person that are, or will become, convertible into, or exchangeable or exercisable for, shares of beneficial interest in of the Company.

(b)           All issued and outstanding Common Shares and all Common Shares that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive rights.

(c)           Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d)           Except as set forth on Section 3.8(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Common Shares or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

(e)           There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of beneficial interest in the Company or any of its Subsidiaries.  There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company.

Section 3.9            Company Shareholder Approval.  The Company Shareholder Approval is the only approval of the holders of any class or series of shares of beneficial interest in the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.  The Company Board has taken all action necessary to permit the Company’s shareholders to approve this Agreement, the Merger and the transactions contemplated by this Agreement by written consent in accordance with the Company Organizational Documents.

Section 3.10           Business Licenses.  Section 3.10 of the Company Disclosure Letter contains a true and complete list of all Business Licenses held by the Company or any of its Subsidiaries.  Except as set forth on Section 3.10 of the Company Disclosure Letter:

(a)           each Business License is valid, binding and in full force and effect;

(b)           Centerline Mortgage Capital Inc. is, and at all relevant times since January 1, 2011 has been: (i) a Fannie Mae approved DUS lender and seller/servicer; (ii) an FHA/MAP approved mortgagee eligible to originate, purchase, hold, sell and service FHA insured Mortgages and (iii) a Ginnie Mae approved issuer of mortgage backed securities guaranteed by Ginnie Mae;

(c)           Centerline Mortgage Partners Inc. is, and at all relevant times since (i)  January 1, 2011 has been: (x) a Freddie Mac approved program plus seller/servicer and (y) a Freddie Mac Delegated Lender under DUI and (ii) May 4, 2012 has been a Freddie Mac Targeted Affordable Housing seller/servicer.

(d)           since January 1, 2011, the Company and each of its Subsidiaries has operated the Mortgage Business in material compliance with  all, and has not been in default under any, requirements of the Business Licenses, applicable Law, the Mortgage Programs and the Agencies, and since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notification from any Government Authority or Agency that the Company or any of its Subsidiaries is not in compliance with all, or is in default under any, requirements for maintaining the approved status set forth in Section 3.10(b) and (c) above; and

(e)           Since January 1, 2011, the Company and each of its Subsidiaries have timely filed all material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Government Authority (the “Regulatory Documents”) and have timely paid in full all material fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Documents of the Company and its Subsidiaries complied in all material respects with applicable Laws as in effect at the time the Regulatory Documents were filed.

Section 3.11           Serviced Loan Portfolio; Servicing Advances.

(a)           Serviced Loan Portfolio. Except with respect to the Serviced Loans originated under the Fannie Mae DUS program, the Company has delivered to Acquirer the Electronic Data Files dated as of April 30, 2013 that provide loan level information with respect to the Serviced Loans (the “Serviced Loan Schedule”).  The information set forth in the Serviced Loan Schedule is true, complete and correct in all material respects as of the date thereof.

(b)           Advances.  Section 3.11(b) of the Company Disclosure Letter sets forth the amount of each Advance as of the date hereof (the “Servicing Advance Schedule”), except with respect to any Advance made in connection with a Servicing Agreement between the Company or any of its Subsidiaries and Fannie Mae.  Each Advance is a valid and subsisting amount owing to the Company, made in accordance with and payable at the times and in accordance with the provisions of the applicable Servicing Agreement or other agreement between lender and servicer, and is a legal, valid and binding reimbursement right, and is enforceable in accordance with its terms, and is not subject to any Claims, defenses or set-off arising from acts or omissions of the Company or any of its Subsidiaries. The information set forth in the Servicing Advance Schedule is true, complete and correct in all material respects as of the date thereof.  Except as set forth on Section 3.11(b) of the Company Disclosure Letter, each Servicing Agreement or other agreement between lender and servicer provides for the recovery of Advances on a priority basis from collection not limited to the proceeds of the applicable loan or underlying collateral itself if such proceeds are insufficient to recover such Advance.

Section 3.12           Servicing Agreements.

(a)           Servicing Agreements.  Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Servicing Agreement to which the Company or any of its Subsidiaries is a party.  The Company and its Subsidiaries have made available to Acquirer true, correct and complete copies of all Servicing Agreements, and all material amendments thereto, except with respect to those Servicing Agreements between Fannie Mae and the Company or any of its Subsidiaries.  There are no oral agreements that amend, modify or waive any of the terms of the Servicing Agreements.

(b)           Rights Under the Servicing Agreements.  Except as set forth on Section 3.12(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns the entire right, title and interest in and to the Servicing Agreements, the related mortgage servicing rights, and has the sole right to act as the Servicer under the Servicing Agreements, subject to the Agency Contracts and the applicable Seller/Servicer Guides.  The Company or its Subsidiary is entitled to receive all fees payable to the servicer that are due under each Servicing Agreement.  Except as set forth on Section 3.12(b) of the Company Disclosure Letter, no Servicing Agreement shall require the Company or any of its Subsidiaries to make any payments as a result of a change of control or the execution and delivery of this Agreement or the performance by the Company of its obligations under this Agreement.

(c)           Servicing Files.  The Servicing Files contain true, correct and complete copies of all documents, instruments and information necessary to service the Serviced Loans in accordance with the Applicable Requirements in all material respects.

(d)           Servicing Escrow Accounts, Servicing Custodial Accounts and Collateral Custodial Accounts.  All Servicing Escrow Accounts, Servicing Custodial Accounts and collateral custodial accounts are maintained in accordance with the Applicable Requirements in all material respects.

Section 3.13           Mortgage Loans.

(a)           Mortgage Loan Compliance.  Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of each Loan Application, Committed Loan, and Loan Held For Sale. Each Loan Application, Committed Loan, and Loan Held For Sale is in compliance in all material respects with all, and is not in default under any, Applicable Requirements, including, truth-in-lending, real estate settlement procedures, equal credit opportunity and disclosure Laws and all state and local Laws, and, where applicable, HUD Mortgage Insurance is in full force and effect with respect to such Loan Held For Sale.  The Company and its Subsidiaries have at all times complied in all material respects with all Applicable Requirements relating in each case to the origination, underwriting and servicing of each Loan Held For Sale, and each Mortgage relating thereto complied in all material respects with the underwriting policies of the Company or its Subsidiary, as applicable, in effect as of the origination date of each such Loan Held For Sale.

(b)           No Recourse. Except for the obligations to (i) participate in loss sharing under the Fannie Mae Mortgage Program, (ii) participate in loss sharing under DUI, (iii) repurchase Ginnie Mae Construction Loan Certifications to the extent any underlying Section 221(d)(4) loans fail to timely meet final endorsement or conversion to permanent status, (iv) participate in pass through amounts with respect to Mortgages with HUD Mortgage Insurance backing securities guaranteed by Ginnie Mae and (v) make Advances and Liabilities arising from a failure to perform obligations under the relevant Loans Held for Sale and the Servicing Agreements, neither the Company nor any of its Subsidiaries is subject to any recourse, repurchase or indemnification obligation with respect to the Loans Held for Sale or Serviced Loans.

(c)           Licensing and Approvals. Except as set forth on Section 3.13(c) of the Company Disclosure Letter, in each state in which the Mortgaged Property relating to a Loan Held For Sale is located, the Company and its Subsidiaries have at all relevant times been (i) in compliance in all material respects with all, and is not in default under any, applicable licensing requirements of such states and (ii) duly organized and qualified to do business under the laws of such states.

(d)           No HUD Co-Insured Loans; No Single-Family Loans. Except as set forth on Section 3.13(d) of the Company Disclosure Letter, none of the Serviced Loans or Loans Held for Sale covered by HUD Mortgage Insurance is a loan co-insured by HUD under the National Housing Act.  None of the Serviced Loans or Loans Held for Sale is secured by single family (i.e., one to four family) residential real property.

Section 3.14           Fund Matters.

(a)           LIHTC Funds.

(i)           Section 3.14(a)(i) of the Company Disclosure Letter sets forth a true and complete list or description, as applicable, of (A) all LIHTC funds owned by, under the management of or controlled by the Company or any of its Subsidiaries (each, a “LIHTC Fund”), (B) the general partner, managing member or other  party who controls each LIHTC Fund (each, a “LIHTC Fund GP”), (C) each Person having an ownership interest in each LIHTC Fund GP (each, a “LIHTC Fund GP Member”) and each such LIHTC Fund GP Member’s ownership percentage in such LIHTC Fund GP, (D) the general partner, managing member, non-equity managing member or manager who controls each LIHTC Fund GP (each, a “LIHTC Fund GP Manager”), (E) (x) the written agreement(s) pursuant to which each LIHTC Fund GP Manager is designated as the general partner, managing member, non-equity managing member or manager of the LIHTC Fund GP, and (y) the written agreement(s) or prevailing internal practices pursuant to which each LIHTC Fund GP Manager is entitled to receive the fees payable to the LIHTC Fund GP pursuant to the applicable LIHTC Fund partnership agreement or operating agreement (collectively, the “LIHTC Management Agreements”).

(ii)           Section 3.14(a)(ii) Section 3.14(a)(iv)of the Company Disclosure Letter sets forth for each LIHTC Fund a true and complete list of (A) each Person having an ownership interest in each LIHTC Fund (each, a “LIHTC Fund Partner”) and each such LIHTC Fund Partner’s ownership percentage in such LIHTC Fund.

(iii)           Section 3.14(a)(iii) of the Company Disclosure Letter sets forth for each LIHTC Fund a true and complete list of (A) the owner of each “special limited partner” with respect to each local limited partnership owned, directly or indirectly, by each LIHTC Fund (each, an “SLP Entity”),  (B) each Person having an ownership interest in each SLP Entity (each, an “SLP Member”) and each such Person’s ownership percentage in such SLP Entity, and (C) the general partner, managing member, non-equity managing member or manager other party who controls each SLP Entity (each, an “SLP Manager”).

(iv)           Section 3.14(a)(iv) of the Company Disclosure Letter sets forth for each LIHTC Fund a true and complete list of any amounts due and payable (organized by category) by a LIHTC Fund to the Company or its Subsidiaries.

(v)           Section 3.14(a)(v) of the Company Disclosure Letter sets forth a true and complete description of (A) the right of the LIHTC Fund GP Managers to receive any fees or other amounts from any LIHTC Fund, LIHTC Fund GP or SLP Entity  and (B) the right of any Person, other than a LIHTC Fund GP Manager to receive any fees, distributions (whether in cash, shares of equity interest in a LIHTC Fund GP or shares of capital stock or property), proceeds or other amounts from any LIHTC Fund, LIHTC GP or SLP Entity.

(vi)           Each LIHTC Fund GP Manager has the sole and exclusive power to direct the management, business and affairs of its applicable LIHTC Fund GP and the LIHTC Fund GP Members have no authority to remove the LIHTC Fund GP Manager or to terminate its rights to manage the LIHTC Fund GP.

(vii)           Each SLP Manager has the sole and exclusive power to direct the management, business and affairs of its applicable SLP Entity and, except as set forth on Section 3.14(a)(vii) of the Company Disclosure Letter, the SLP Members have no authority to remove the SLP Manager or to terminate its rights to manage the SLP Entity.

(b)           REO Properties.

(i)           Section 3.14(b)(i) of the Company Disclosure Letter sets forth a true and complete list of (A) all real properties  (including name and location) for which the Company, any Subsidiary or any of the Company’s controlled Affiliates, as of the date hereof, owns an interest in, controls, or manages or controls the general partner of the property-owning partnership which has fee simple ownership of such real properties (each, a “REO Property”), (B) the general partner, managing member or other fiduciary or governing body of each property-owning partnership that holds REO Property (each, a “REO Property GP”), (C) each Person having an ownership interest in each REO Property GP (each, a “REO Property GP Member”) and each such REO Property GP Member’s ownership percentage in such REO Property GP, (D) the  non-equity managing member or manager or general partner of each REO Property GP (each, a “REO Property GP Manager”), (E) the written agreement(s) pursuant to which each REO Property GP Manager is (A) designated as the manager of the REO Property GP, and (B) entitled to receive the fees payable to the REO Property GP pursuant to the applicable governing documents of the REO Property (collectively, the “REO Property Management Agreements”),

(ii)           Section 3.14(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Person having an ownership interest in each REO Property (each, a “REO Property Partner”) and each such REO Property Partner’s ownership percentage in such REO Property,

(iii)           Section 3.14(b)(iii) of the Company Disclosure Letter sets forth a true and complete list of (A) any payables or other amounts due and payable with respect to a REO Property to any Person other than the Company or its Subsidiaries, and (B) any amounts due and payable with respect to a REO Property to the Company or its Subsidiaries.

(iv)           Section 3.14(b)(iv) of the Company Disclosure Letter sets forth a true and complete description of the right of any Person to receive any fees, distributions (whether in cash, shares of equity interest in a REO Property or shares of capital stock or property), proceeds or other amounts with respect to any REO Property or any REO Property GP.

Section 3.15           Company SEC Reports.  As of the date hereof, the Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC (collectively, the “Company SEC Reports”) since January 1, 2012.  Except to the extent corrected by subsequent Company SEC Reports, such Company SEC Reports (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes Oxley Act of 2002 and other applicable Law and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading in any material respect.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.16           Financial Statements; Internal Controls.

(a)           The audited consolidated financial statements of the Company and its consolidated Subsidiaries, for the fiscal years ended December 31, 2010 and 2011, and the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries, for the fiscal year ended December 31, 2012 and the period ended March 31, 2013, true and complete copies of which are set forth in Section 3.16(a) of the Company Disclosure Letter (the “Financial Statements”):

(i)           were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to the Financial Statements); and

(ii)           fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(b)           Prior to the filing of the Form 15 Filing Date, the Company maintained disclosure controls and procedures consistent with what was required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.  Such disclosure controls and procedures were reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act were made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures were reasonably effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act.  The Company disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer in connection with the preparation of financial statements for the fiscal year ended December 31, 2011, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which were reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls.

Section 3.17           Liabilities.  There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), of the Company or any of its Subsidiaries which are required to be recorded or reflected on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, other than:

(a)           Liabilities disclosed in Section 3.17(a) of the Company Disclosure Letter or in the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Financial Statements as of March 31, 2013 (the “Balance Sheet Date”) or the footnotes thereto;

(b)           Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(c)           Liabilities incurred in connection with the transactions contemplated by this Agreement or as permitted or contemplated by this Agreement;

(d)           Liabilities disclosed in, related to or arising under any Contract to which the Company or any of its Subsidiaries is a party (other than to the extent arising from a breach thereof by the Company or such Subsidiary of the Company); and

(e)           Liabilities disclosed in the Company Disclosure Letter.

Section 3.18           No Company Material Adverse Effect. Since December 31, 2012 and except as set forth on Section 3.18 of the Company Disclosure Letter and except as expressly contemplated by this Agreement or the transactions contemplated by this Agreement (including the Merger), as of the date hereof (i) there has not been any change, event or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to have a Company Material Adverse Effect and (ii) there has not been any action taken or omitted to be taken by the Company or any Subsidiary thereof that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.19           Absence of Certain Changes.  Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date hereof, the Company and its Subsidiaries have conducted their business, in all material respects, in the ordinary course.

Section 3.20           Litigation.  Except as set forth on Section 3.20 of the Company Disclosure Letter, there are no material legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  There are no material Orders outstanding against the Company or any of its Subsidiaries.

Section 3.21           Material Contracts.

(a)           Section 3.21(a) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of all Contracts, in any case, of the following types, or which are otherwise material to the Company or its Subsidiaries, which have not been fully performed and for which after giving effect to the Company or any of its Subsidiaries has any continuing rights, obligations or liabilities thereunder (to which the Company or any of its Subsidiaries is a party or by which any member, any of their respective Subsidiaries or any of their respective Assets is bound) (each such Contract, a “Material Contract”):

(i)           any Contract containing a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the Closing, would restrict the ability of the Surviving Corporation or its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to hire any individual or group of individuals;

(ii)          any joint venture, partnership, strategic alliance or other similar Contract (including any franchising agreement but in any event excluding introducing broker agreements); and any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any of its Subsidiaries;

(iii)         any Contract with any Governmental Authority (other than Contracts with any Governmental Authority as a client or customer entered into in the ordinary course of business) that imposes any material obligation or restriction on the Company or any of its Subsidiaries;

(iv)         any Contract relating to Indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $100,000;

(v)          any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(vi)         any Contracts containing any of the following terms or provisions: (x) so-called “most-favored nation” provisions or any similar provision requiring the Company or any of its Subsidiaries to offer a third party terms or concessions at least as favorable as those offered to one or more other parties or (y) settlement, non-prosecution or similar agreements involving payments in excess of $100,000 or involving future performance or restraints on action by the Company or any of its Subsidiaries, in each case, except as would not be expected to be material to thereto, taken as a whole;

(vii)        any other Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, provided that for the purposes of this Section 3.21(vii) it shall be assumed that Item 601(b)(10) of Regulation S-K under the Securities Act applies to the Company and its Subsidiaries;

(viii)       any Contract involving the exclusive licensing of any material Intellectual Property;

(ix)          any Contracts with respect to Derivative Transactions; and

(x)           any Contract the termination or breach of which, or the failure to obtain consent in respect of is reasonably likely to have a Company Material Adverse Effect.

(b)           Except as set forth on Section 3.21(b) of the Company Disclosure Letter, the Company has made available to Acquirer true and complete copies of all Material Contracts, including any amendments thereto.  Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary, except where failure to be valid and binding would not have a Company Material Adverse Effect.  Except as set forth on Section 3.21(b) of the Company Disclosure Letter, none of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in material breach or default under any such Material Contract, in each case except as would not have a Company Material Adverse Effect.

(c)           Except as set forth on Section 3.21(c) of the Company Disclosure Letter, each Contract with any Governmental Authority (including Contracts with any Governmental Authority as a client or customer entered into in the ordinary course of business or otherwise) is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary, and none of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in breach or default under any such Contract.

(d)           All Derivative Transactions, whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance applicable Laws and other policies, practices and procedures employed by the Company, as applicable and with counterparties believed to be financially responsible at the time and are, subject to the Enforceability Exceptions, legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, and are in full force and effect.  The Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  Except as disclosed in Section 3.16(a) and 3.17(a) of the Company Disclosure Letter, each such Derivative Transaction has been reflected in the Financial Statements of the Company and such Subsidiaries in accordance with GAAP.

Section 3.22           Benefit Plans.

(a)           Section 3.22 of the Company Disclosure Letter lists each Plan under which any employee or former employee of the Company or its Subsidiaries has any present or future right to material benefits or the Company or any of its Subsidiaries sponsors, maintains or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any present or future liability (the “Company Benefit Plans”) and specifies if such Plan is not sponsored by the Company or any of its Subsidiaries.  Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable requirements of Law and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code involving the Company or any of its Subsidiaries (or, to the Knowledge of the Company, another “fiduciary” or “party-in-interest” within the meaning of Section 406 of ERISA) has occurred with respect to any Company Plan.  All material employer or employee contributions, premiums and expenses to or in respect of each Company Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP.

(b)           The Company has made available to Acquirer true, complete and correct copies of (to the extent applicable) (i) all such Company Benefit Plans and any amendments thereto; (ii) each trust, funding, insurance or administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description or other written explanation (or a description of any oral communications) of each such Company Benefit Plan provided to participants and any amendments thereto concerning the extent of the benefits provided under a Company Benefit Plan; (iv) the three (3) most recent Forms 5500 required to have been filed with the Internal Revenue Service (or any similar reports filed in any comparable non-U.S. Governmental Authority) and any schedule thereto; (v) the most recent determination letter issued by the Internal Revenue Service with respect to the Plan or a prototype or similar plan on which it is entitled to rely (or comparable qualification document issued by a comparable non-U.S. Governmental Authority); and (vi) for the three (3) most recent years, final financial or actuarial reports specifically relating to the Plan.  Neither the Company nor any of its Subsidiaries has communicated any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.  For purposes of this Agreement, in no event shall the term Company Benefit Plans include any Plan that is sponsored or maintained by any of Acquirer or any of its Subsidiaries.

(c)           No Claim with respect to any Company Benefit Plan (other than routine claims for benefits) by the Department of Labor, the Internal Revenue Service (“IRS”) or any other Governmental Authority or by any plan participant or beneficiary is pending or to the Knowledge of the Company, threatened, relating to the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries nor are there facts or circumstances that exist that could reasonably give rise to any such Claims.

(d)           None of the Company and its Subsidiaries or any other Person that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) has within the preceding six (6) years incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

(e)           The Company and its Subsidiaries do not maintain any Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

(f)           The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code stating that such plan or a prototype or similar plan on which such Plan is entitled to rely is so qualified and to the Knowledge of the Company no events have occurred that would reasonably be expected to result in the revocation of such determination.

(g)           Except as set forth on Section 3.22(g) of the Company Disclosure Letter, no(g) Company Benefit Plan provides for medical, disability, life insurance or other welfare benefits with respect to any employee or former employee beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law and at the expense of the employee or former employee or (ii) benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

(h)           No Company Benefit Plan is subject to Title IV of ERISA, neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any actual or potential, secondary, or contingent liability under Title IV of ERISA and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to such liability.  Neither the Company nor any of its Subsidiaries or its ERISA Affiliates has at any

time maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA).  The Company has not contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(i)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) are in material compliance with Section 409A of the Code and the regulations thereunder, and none of the Company Benefit Plans or the Merger will cause a participant in such Company Benefit Plans to be subject to the Tax imposed by Section 409A(a)(1)(B) of the Code.

(j)            Except as set forth in Section 3.22(j) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated thereby, either alone or together with any other event, shall (i) entitle any current or former officer, director, manager, employee or consultant of the Company or any of its Subsidiaries or any independent contractor to severance pay or any other payment, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable pursuant to, any Company Benefit Plan, employment agreement or other arrangement, or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code).  No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any excise taxes required by section 4999 of the Code.

(k)           Each non-U.S. Company Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules, and regulations (including any special provisions relating to qualified plans where such non-U.S. Company Benefit Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.  No non-U.S. Company Benefit Plan is a defined benefit plan (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA).

Section 3.23           Labor Relations.

(a)            Except as set forth in Section 3.23 of the Company Disclosure Letter, (i) none of the Company or any of its Subsidiaries has engaged in any unfair labor practice material to the Company or its Subsidiaries, taken as a whole; (ii) there is (A) no material grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (B) no strike, labor dispute (other than employment disputes), slowdown, lockout or work stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and there has been no material labor dispute, strike, work stoppage or lockout in the previous three (3) years; (iii) none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract and none of the employees of the Company or any of its Subsidiaries are otherwise represented by a works council or other labor organization; (iv) there is no union representation question existing with respect to the employees of the Company or any of its Subsidiaries; and (v) no organizational efforts with respect to the formation of a collective bargaining unit are presently being made or threatened involving employees of the Company or any of its Subsidiaries and there have been no such organizational efforts in the previous three (3) years.  Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, and (ii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has classified an individual as an “independent contractor” or of similar status who, according to a Company Plan or applicable Law, should have been classified as an employee or of similar status.  No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24           Taxes.

(a)           All income and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true and complete in all material respects, except for Tax Returns as to which the failure to so file or be so true and complete would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)           The Company and its Subsidiaries have fully and timely paid all Taxes owed by them (whether or not shown on any Tax Return), except for Taxes as to which the failure to pay or adequately provide for would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)           Except as set forth on Section 3.24 of the Company Disclosure Letter, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d)           Except as set forth on Section 3.24 of the Company Disclosure Letter, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e)           Except as set forth on Section 3.24 of the Company Disclosure Letter, all material deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements of the Company except for such deficiencies that would not have a Company Material Adverse Effect.

Section 3.25           Environmental Matters.  Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the operations of the Company and each of its Subsidiaries comply with applicable Law relating to (i) pollution, contamination or protection of the environment, (ii) emissions, discharges, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Law”); (b) the Company and its Subsidiaries possess all Permits required under Environmental Law necessary for their respective operations, and such operations are in compliance with applicable Permits; (c) no Legal Action arising under or pursuant to Environmental Law is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries; and (d) to the Knowledge of the Company, no condition exists on any property, currently or formerly, owned or operated by the Company which has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Law.  This Section 3.25 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.25.

Section 3.26           Intellectual Property.

(a)           Section 3.26(a) of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property that is registered, issued or the subject of a pending application for registration and all Contracts pursuant to which the Company or any of its Subsidiaries uses any Licensed Intellectual Property.

(b)           To the Knowledge of the Company, either the Company or one of its Subsidiaries (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) or (ii) has a right to use the Licensed Intellectual Property, except as would not have a Company Material Adverse Effect.

(c)           As of the date of this Agreement, (i) there is no Legal Action pending or, to the Knowledge of the Company, threatened against or affecting, the Company or its Subsidiaries or any current or former officer, director or employee of the Company or its Subsidiaries alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property, or other proprietary Right of any third party, and (ii) to the Knowledge of the Company, no Person is infringing upon or misappropriating any Owned Intellectual Property except as would not have a Company Material Adverse Effect.

(d)           To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any Rights of the Company or any of its Subsidiaries in the Owned Intellectual Property or Licensed Intellectual Property, except as would not have a Company Material Adverse Effect.

Section 3.27          Real Property.

(a)           Section 3.27(a)(i) of the Company Disclosure Letter sets forth a list of all real properties (by name and location) owned as fee simple by the Company or any of its Subsidiaries as of the date hereof.  The Company or its applicable Subsidiary has good and valid title to each such material real property.  Section 3.27(a)(ii) of the Company Disclosure Letter sets forth a list of all real properties  (including name and location) for which the Company, its Subsidiaries or any of its controlled Affiliates have, as of the date hereof, an ownership interest in or control of the general partnership interests in the property-owning partnership which has fee simple ownership of such real property.

(b)           Section 3.27(b) of the Company Disclosure Letter sets forth each material lease, sublease or license pursuant to which the Company or any of its Subsidiaries occupies real property on the date of this Agreement (each, a “Real Property Lease” and the real property covered by each such lease, a “Company Leased Facility”).  (i) Each material Real Property Lease is valid, binding and enforceable against the Company or its applicable Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or its applicable Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto; (ii) none of the Company or its Subsidiaries in material breach or violation of, or in default under, any Real Property Lease, (iii)  none of the Company or its Subsidiaries has received any written notice of default under any material Real Property Lease and (iv) the Company and its Subsidiaries have a valid leasehold interest in all of the material Company Leased Facilities free and clear of all Liens other than Permitted Liens.  The Company Leased Facilities collectively constitute all of the material real property necessary for the conduct of the business of the Company.

Section 3.28           Insurance.  There are no material claims by the Company or any Subsidiary of the Company pending under any insurance policies which have been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice. With respect to each such insurance policy, (a) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, the Company or any of its Subsidiaries.

Section 3.29           Permits; Compliance with Law.

(a)           Except as set forth on Section 3.29(a) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect.  No suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b)           None of the Company and any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or such Subsidiary of the Company or by which any of the material Company Assets is bound or (ii) any Company Permits.

Section 3.30           Affiliate Transactions.  Except as set forth on Section 3.30 of the Company Disclosure Letter, no current or former trustee, officer or employee of the Company or any of its Subsidiaries, current or former shareholder owning 5% or more of the then outstanding Common Shares, holder of SPV Shares or SCUs, Affiliate (other than Subsidiaries of the Company) of the Company, nor any family member or Affiliate of any of the foregoing, is a party to any Contract with the Company or its Subsidiaries (other than employment agreements) or has any material interest in any property used by the Company or its Subsidiaries.

Section 3.31           Brokers.  Except as set forth on Section 3.31 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.32           State Takeover Laws.  The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.33           Shareholder Rights Plan.  The Company has amended the Shareholder Rights Plan in accordance with its terms to render it inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 3.34           Fairness Opinion.  Rothschild Inc. has delivered to the Company Board its written opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares of the Company (other than holders of Excluded Shares).

Section 3.35           No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Acquirer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Acquirer, or any of its Representatives or any other Person of any documentation or other information by Acquirer or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Except as set forth in the corresponding sections of the disclosure letter delivered by Acquirer to the Company before the execution of this Agreement (the “Acquirer Disclosure Letter”), it being agreed that disclosure of any item in any section of the Acquirer Disclosure Letter shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Acquirer represents and warrants to the Company that:

Section 4.1            Organization and Power.  Acquirer is duly organized, validly existing and in good standing as a limited liability company under the Laws of the State of Delaware.  Acquirer has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2            Authorization.  Acquirer has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The management member of Acquirer has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement.  The management member of Acquirer has validly (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (b) declared that it is in the best interests of Acquirer and the sole member of Acquirer that Acquirer enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement.  The execution, delivery and performance of this Agreement by Acquirer and the consummation by Acquirer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Acquirer.  This Agreement constitutes a legal, valid and binding agreement of Acquirer, subject to the Enforceability Exceptions.

Section 4.3            Governmental Authorizations.  The execution, delivery and performance of this Agreement by Acquirer and the consummation by Acquirer of the transactions contemplated by this Agreement do not and will not require any Approval of, License or filing with, or notification to, any Governmental Authority, Agency or other third party, other than:

(a)           the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)           the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c)           the Business Licenses set forth on Section 4.3 of the Acquirer Disclosure Letter;

(d)           the pre-merger notification required under the HSR Act; and

(e)           where the failure to obtain such Approval of, License or filing with, or notification to, any Governmental Authority, Agency or other third party would not have an Acquirer Material Adverse Effect.

Section 4.4             Binding Effect.  This Agreement has been duly executed by Acquirer and, as of the Closing Date and, subject to the Enforceability Exceptions, this Agreement constitutes the legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms.

Section 4.5            Non-Contravention.  The execution, delivery, and performance by Acquirer of its obligations under this Agreement does not and will not: (a) conflict with or violate any provisions of Acquirer’s organizational documents; (b) violate any provision of any Law; (c) without regard to requirements of notice or lapse of time, conflict with, violate, result in a breach of, constitute a default under, accelerate, or permit the acceleration of the performance required by, any Contract to which Acquirer is a party; or (d) result in the creation or imposition of any Lien against or upon the assets of Acquirer, except in each case any such conflict, violation, breach or Lien that would not reasonably be expected to result in an Acquirer Material Adverse Effect.

Section 4.6            Capitalization.  All of the issued and outstanding limited liability company interests of Acquirer are, and at the Effective Time will be, owned by Otsego Holdings, LLC, a Delaware limited liability company (“Otsego Holdings”). Acquirer has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Otsego Holdings may acquire any equity security of Acquirer.  Acquirer has no Subsidiaries.

Section 4.7            Financing.

(a)           Acquirer’s obligations hereunder are not subject to any conditions regarding Acquirer’s or any other Person’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)           Acquirer has delivered to the Company a true, accurate and complete copy of an executed commitment letter, dated as of the date hereof (the “Commitment Letter”) from Hunt Companies, Inc., a Delaware corporation (the “Financing Source”), pursuant to which, and subject to the terms and conditions of which, the Financing Source has committed to contribute the amount set forth therein to Acquirer for the purpose of funding the transactions contemplated by this Agreement (such financing, the “Financing”).

(c)           As of the date of this Agreement, (i) the Commitment Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified in any respect, and (ii) the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Acquirer and, to the knowledge of Acquirer, the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and subject, as to enforceability, to general equity principles.

Section 4.8            Litigation.  As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Acquirer, threatened, against Acquirer or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement.  As of the date of this Agreement, neither Acquirer nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Acquirer, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.9            No Regulatory Impediment.  Acquirer is not aware of any fact relating to its or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, manager’s or current employee’s status, and including any transaction under consideration by Acquirer or its Affiliates (excluding the Merger and any of the transactions contemplated by this Agreement), that might reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, expiration of any applicable waiting period, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 4.10            Brokers.  The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Acquirer, other than any such fee that is conditioned upon consummation of the Merger.

Section 4.11            No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Acquirer to the Company, and Acquirer hereby disclaims any such representation or warranty, whether by or on behalf thereof, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or any other Person of any documentation or other information by the Company or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

Section 5.1            Conduct of Business of the Company.  From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries and controlled Affiliates to, conduct its operations only in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Company and its Subsidiaries.  Notwithstanding the foregoing, and except as otherwise contemplated by this Agreement and solely in respect of LIHTC fund entities under the management of the Company and its Subsidiaries, to the extent that the failure to take any such action described in this Section 5.1 below would, in the good faith determination of the LIHTC Fund GP Manager, after consultation with legal counsel, reasonably be expected to constitute a breach of the duties of the general partner, managing member or other fiduciary or governing body of such fund entity under applicable Law or the organizational documents of such fund entity (in which case the Company shall use its reasonable best efforts to cause prompt written notice to Acquirer of any such determination to be given prior to the taking of any such action), from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause each of its Subsidiaries and controlled Affiliates not to, take any of the following actions, without the prior written consent of Acquirer:

(a)           adopt or propose any change to the Company Organizational Documents;

(b)           except as set forth on Section 5.1(b) of the Company Disclosure Letter, engage in any material transaction (including, capital expenditures) that would require expenditures by the Surviving Trust following the Closing Date;

(c)           issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of beneficial interest in the Company, or securities convertible into shares of beneficial interest in the Company, or any rights, warrants or options to acquire any convertible securities of or shares of beneficial interest in the Company;

(d)           (i) grant any current or former director, trustee, manager, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, trustee, manager, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, (ii) except as set forth on Section 5.1(d)(ii), grant or pay to any current or former director, trustee, manager, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) except as set forth on Section 5.1(d)(iii) of the Company Disclosure Letter, pay any benefit or grant or amend any award under any Company Benefit Plan, (iv) adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or other Contract, (vi) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Benefit Plan, in each case for the benefit of any current or former director, trustee, manager, officer, employee or independent contractor, or (vii) hire any new director, trustee, manager, officer, employee or independent contractor with compensation in excess of (x) $350,000 per year with respect to any existing position and (y) $200,000 per year with respect to any newly created position, in each case subject to the terms and conditions set forth on Section 5.1(d)(vii) of the Company Disclosure Letter;

(e)           sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any lien on or security interest in any assets, properties or rights (including the capital stock of, or other equity or voting interests in, the Company’s Subsidiaries, any real properties listed on Section 3.27(a)(ii) of the Company Disclosure Letter) except (i) in connection with the financing and sale of loans in connection with the loan origination in the ordinary course of business, (ii) in connection with the sale of the LIHTC investments listed on Section 3.27(a)(i) of the Company Disclosure Letter in the ordinary course of business or (iii) as set forth on Section 5.1(e) of the Company Disclosure Letter;

(f)           declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares of beneficial interest in the Company or shares of capital stock or property) in respect of, any of its shares of beneficial interest or capital stock, (y) adjust, split, combine or reclassify any of its shares of beneficial interest or capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for its shares of beneficial interest or shares of its capital stock or (z) purchase, redeem or otherwise acquire any of its shares of beneficial interest or the capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except (i) for purchases, redemptions or other acquisitions of its shares of beneficial interest or shares of capital stock of its Subsidiaries or other securities pursuant to an existing restricted share purchase agreement with current or former employees, (ii) except in the case of payments of ordinary dividends under the Equity Issuer Trust in the ordinary course of business and (iii) except for intercompany distributions and loans in the ordinary course of business consistent with past practice;

(g)           except as required by any change in applicable Law, make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material claim, action, proceeding or assessment for Taxes, change any method of Tax accounting, enter into any closing agreement with respect to Taxes or make or surrender any material claim for a refund of Taxes;

(h)           take any action or omit to take any action or enter into any transaction which has, or would reasonably be expected to have, the effect of materially and substantially delaying or impeding the consummation of the Merger;

(i)           except as set forth on Section 5.1(i) of the Company Disclosure Letter, (i) enter into, modify, amend or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract or (iii) enter into, modify, amend or terminate any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(j)           incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the Indebtedness of any Person or make or authorize any material loan to any Person, in each case, except in connection with the origination and/or sale of loans in the ordinary course of business;

(k)           merge or consolidate with any other Person;

(l)           except as set forth on Section 5.1(l) of the Company Disclosure Letter, acquire or agree to acquire an amount of assets or equity of another Person in aggregate fair market value in excess of $100,000;

(m)           except as set forth on Section 5.1(m) of the Company Disclosure Letter, originate any loan or other Indebtedness;

(n)           except as required by any changes in accounting standards, change any method of accounting or accounting principles or practices by the Company or any of its Subsidiaries;

(o)           terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(p)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(q)           abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Subsidiaries with respect to Intellectual Property owned by any third party, in each case other than pursuant to customer contracts entered in the ordinary course of business consistent with past practice;

(r)           fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, loss or impairment of any owned Intellectual Property;

(s)           institute, compromise, settle or agree to settle any action, claim, audit, suit, litigation, dispute, complaint, proceeding (including arbitral or other administrative) or investigation, except with respect to the tax audits set forth on Section 3.24 of the Company Disclosure Letter;

(t)           take or commence any action or event that, had such action or event taken place prior to the Form 15 Filing Date, would have given rise to a reporting obligation under Items 1.01, 1.02, 2.01, 2.03, 2.04, 3.02, 3.03 and 5.03 of Form 8-K pursuant to Section 13 or 15(d) of Exchange Act; or

(u)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2            Access to Information; Confidentiality.

(a)           The Company shall, and shall cause its Subsidiaries, to (i) provide to Acquirer and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Acquirer may reasonably request.  Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such disclosure (A) may result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) may violate any applicable Law or any confidentiality obligation of such party, provided that in any such event, the parties hereto shall negotiate in good faith mutually satisfactory substitute disclosure arrangements.

(b)           Acquirer and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated May 14, 2013 (the “Confidentiality Agreement”), between Acquirer and the Company with respect to the information disclosed under this Section 5.2.

Section 5.3            Regulatory Matters.

(a)           The Company shall, and shall cause its Subsidiaries to, take the actions set forth on Section 5.3(a) of the Company Disclosure Letter.

(b)           The Company shall take the actions set forth on Section 5.3(b) of the Company Disclosure Letter.

(c)           Subject to the next sentence of this Section 5.3(c), the Company hereby authorizes Acquirer, and shall cooperate with and take such actions as reasonably requested by Acquirer in connection with its efforts, to take such actions (including the appointment by Acquirer of counsel or other Representatives to represent the parties in connection with its efforts) and to make or conduct such communications, meetings, or other contacts, formal or informal, oral or written, with any Agency, as Acquirer in good faith, after consultation with the Company, deems necessary to obtain the Required Approvals and to consummate the Merger.  Acquirer shall (i) inform the Company in advance of any such communication, meeting or other contact which Acquirer proposes or intends to make; (ii) to the extent not prohibited by the applicable Agency, arrange for Representatives of the Company to participate in any such communications, meetings or other contacts; (iii) promptly notify the Company of any oral communications with any Agency relating to any of the foregoing; and (iv) promptly provide the Company with copies of all written communications with any Agency relating to any of the foregoing.

(d)           Subject to and in accordance with the last sentence of Section 5.3(c), as promptly as practicable following the date of this Agreement, Acquirer shall use its reasonable best efforts to arrange a meeting between Acquirer and/or its Representatives, on the one hand, and each of the applicable Agencies, on the other hand, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to assist Acquirer and/or its Representatives to arrange such meeting (each, an “Agency Approval Meeting”).

Section 5.4            No Solicitation.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall use its reasonable best efforts to cause its Representatives not to, (i) solicit, initiate, facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, a Takeover Proposal or (ii) execute or enter into any Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything to the contrary set forth herein, at any time prior to the time the Company Shareholder Approval is obtained, if the Company receives a bona fide Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and its Subsidiaries to the Person who made such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any non-public information provided under this Section 5.4(a) has previously been provided to Acquirer or is provided to Acquirer substantially concurrently with the time it is provided to such Person, and may participate in discussions and negotiations regarding such Takeover Proposal if and to the extent that the Company Board determines in good faith, after consultation with outside counsel, that the failure to do so would reasonably be expected to result in a breach of its duties to the Company or its shareholders under applicable Law.

(b)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company Board shall not (i) withdraw or modify, in a manner material and adverse to Acquirer, the Company Board’s approval of this Agreement or its recommendation that the Company’s shareholders adopt this Agreement and the Merger or (ii) recommend a Takeover Proposal to the Company’s shareholders unless, in each case, (x) such action is taken prior to the time at which the Company Shareholder Approval is obtained, (y) the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be expected to result in a breach of its duties to the Company or its shareholders under applicable Law, and (z) in the case of clause (ii) above, the Company Board determines in good faith, after consultation with outside counsel, that such Takeover Proposal is a Superior Proposal.  Notwithstanding anything to the contrary set forth herein, at any time prior to the time the Company Shareholder Approval is obtained, the Company Board may change or withdraw its recommendation that the shareholders adopt this Agreement and approve the Merger in response to a Company Intervening Event if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would violate its duties to the Company or its shareholders under applicable Law.

(c)           At all times during the period commencing at the time that the Company Shareholder Approval is obtained and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall use its reasonable best efforts to cause its Representatives not to, engage in discussions or negotiations with respect to a Takeover Proposal with any Person that has made a Takeover Proposal (other than to state that the Company is not permitted to have discussions; it being understood that advising such Person of the Company’s obligations under this Agreement shall not constitute a breach of this Section 5.4(c)).

(d)           From and after the date of this Agreement, the Company shall advise Acquirer orally and in writing of (i) the receipt of any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the Person making such Takeover Proposal, and (ii) any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case within twenty-four (24) hours of the Company’s receipt thereof (if received before the Company Shareholder Approval) or two Business Days after (but not including) the date of the Company’s receipt thereof (if received after the Company Shareholder Approval).

Section 5.5            Company Shareholder Approval; Written Consent.

(a)           The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, including, in the event this Agreement is not approved by the execution by the Company’s shareholders of the Shareholder Written Consent holding in the aggregate, together with Acquirer, a majority in voting power of the outstanding shares of beneficial interest in the Company within three (3) days after the date hereof (a “Shareholder Written Consent Failure”), by duly calling, giving notice of, convening and holding a special meeting of the Company’s shareholders for the purpose of seeking the Company Shareholder Approval (the “Company Shareholder Meeting”).  The Company shall not adjourn, postpone or recess the Company Shareholder Meeting without the prior written consent of Acquirer and shall adjourn, postpone or recess such meeting as directed by Acquirer in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on after the Termination Date).  The Company agrees that its obligations to hold the Company Shareholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or any change of the Company Board’s recommendation with respect to this Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, during the term of this Agreement, the Company shall not submit to the vote of its shareholders any Takeover Proposal other than the Merger.

(b)           Immediately after the execution and delivery of this Agreement by the parties hereto, and in lieu of calling a special meeting of the Company’s shareholders, the Company shall permit the Company’s shareholders to submit to the Company an executed copy of the form of written consent attached hereto as Exhibit A (the “Shareholder Written Consent”)

solicited by Acquirer.  As soon as reasonably practicable after the Shareholder Written Consent has been duly executed by the Company’s shareholders holding in the aggregate, together with Acquirer, at least a majority in voting power of the outstanding shares of beneficial interest in the Company and is delivered by Acquirer to the Company in accordance with the DSTA and the Company Organizational Documents, the Company shall confirm to Acquirer in writing (including by facsimile or other electronic image scan transmission) the receipt of each Shareholder Written Consent pursuant to Section 8.8.

(c)           If the Shareholder Written Consent is executed and delivered by the Company’s shareholders holding in the aggregate, together with Acquirer, less than 100% of the voting power of the Company, then promptly following the execution and delivery of such Shareholder Written Consent and subject to Section 5.12 (Public Announcements), the Company Board shall make a Public Announcement of the taking of action without a meeting by less than unanimous written consent in accordance with Section 15 of the Company’s bylaws.

Section 5.6            Directors’ and Officers’ Indemnification and Insurance.

(a)           The Surviving Trust shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former trustee, director, officer or employee of the Company or any of its Subsidiaries and the fiduciaries of any Company Benefit Plans and Indemnified Parties (as defined in the Trust Agreement) and Registered Trustee Persons (as defined in the Trust Agreement) (the “Indemnified Parties”) as provided in (i) the Company Organizational Documents, (ii) the minutes of any meetings of the Company Board or any committee of the Company Board, (iii) the minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies, of any of the Subsidiaries of the Company or (iv) agreements between an Indemnified Party and the Company or one of its Subsidiaries, in each case, to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.

(b)           The Surviving Trust shall maintain in effect for at least six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as the Surviving Trust is not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 200% amount being the “Maximum Premium”).  If the Surviving Trust is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Trust shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.  Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.6(b), before the Effective Time and with the prior consent of Acquirer, the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.6(b) and, if the Company elects to purchase such a policy before the Effective Time, the Surviving Trust’s obligations under this Section 5.6(b) shall be satisfied so long as the Surviving Trust causes such policy to be maintained in effect for a period of six (6) years following the Effective Time.

(c)           Acquirer hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance, including rights provided by other Persons.  Acquirer hereby agrees that (i) the Surviving Trust is the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) the Surviving Trust shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) the Surviving Trust irrevocably waives, relinquishes and releases such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of Acquirer and Surviving Trust further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Trust shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Trust.

(d)           The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e)           In the event that the Surviving Trust or any of its successors or assigns (i) consolidates with or merges or converts into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, merger or conversion or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Trust shall take all necessary action so that the successors or assigns of the Surviving Trust, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

Section 5.7            Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable; provided, that notwithstanding anything to the contrary set forth in this Agreement (including Section 5.8), Acquirer shall only be obligated, to the extent necessary, to expend such funds as are commercially reasonable and customary under the circumstances (with any such expenditure to be conditioned on the Closing) and shall not be required to accept any undertaking or condition, enter into any consent decree or hold separate order, make any divestiture or accept any operational restriction or limitation by any Governmental Authority and, provided, further, that notwithstanding anything to the contrary set forth in this Agreement (including Section 5.8), the Company shall not undertake any action or obligation in connection with this Agreement, the Merger or the transactions contemplated by this Agreement, that would result in the expenditure of funds or accept any undertaking or condition, enter into any consent decree or hold separate order, make any divestiture or accept any operational restriction or limitation by any Governmental Authority without the prior written consent of Acquirer.

Section 5.8            Consents; Filings; Further Action.

(a)           Subject to Section 5.7 and except as otherwise provided in this Agreement, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Acquirer and the Company shall, and Acquirer shall cause each of its Affiliates to, use its reasonable best efforts to, and Acquirer shall have the right to take action necessary, including the appointment by Acquirer of counsel or other Representatives to represent the parties in connection with obtaining all Required Approvals, to promptly (i) obtain all Required Approvals and any other consents, approvals, expiration of any applicable waiting period, or other authorizations, and make and not withdraw any filings and notifications, required in connection with the transactions contemplated by this Agreement, (ii) make and not withdraw any other submissions either required or deemed appropriate by either Acquirer or the Company in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the HSR Act, the LLC Act, the DSTA, and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.8 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable, including, in the case of clauses (i) and (iii), by agreeing to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture or to accept any operational restriction or limitation required by any Governmental Authority.  Acquirer and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.  None of the parties hereto shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)           Each of Acquirer and the Company shall use its reasonable best efforts to file and not withdraw (without the consent of the Company) any notification and report forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, and with any other applicable Governmental Authority that requires the filing of such forms or related materials, in each case with respect to the transactions contemplated by this Agreement, and shall promptly make any further filings (or, if required, drafts thereof) with any applicable Governmental Authority as promptly as practicable, but in no event more than ten (10) Business Days after the date of this Agreement.

(c)           Each of Acquirer and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.  If Acquirer or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request.  No party shall participate in any meeting or engage in any material substantive conversation related to the transactions contemplated by this Agreement with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  Acquirer shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Acquirer proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, Acquirer shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Law as promptly as practicable.

(d)           Notwithstanding anything to the contrary in this Agreement, Acquirer shall exercise commercially reasonable efforts to take, and shall exercise commercially reasonable efforts to cause its Affiliates to take (and, notwithstanding anything to the contrary in this Agreement, including Section 5.1 and Section 5.4, the Company and its Affiliates, solely with the prior written consent of Acquirer shall be permitted to take), reasonable action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Order which would otherwise have the effect of preventing, impairing or delaying the Closing.  For the avoidance of doubt, Acquirer shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries prior to the Effective Time or in the event the Merger does not occur.

Section 5.9            SPV Shares and SCUs.  The Company shall, prior to the Effective Time, exercise commercially reasonable efforts, and shall cooperate with Acquirer and its Affiliates, to effect  the redemption, exchange or cancellation of each of the issued and outstanding SPV Shares and SCUs, in each case as of the date hereof, including any interest convertible into, exercisable or exchangeable for any of the foregoing in consideration of the payment to the holders thereof of a cash amount for each Common Share that would be issuable as of the date hereof upon the exchange of the SCUs no greater than the per share Merger Consideration and on terms acceptable to Acquirer.

Section 5.10           Termination of Specified Contracts.  The Company shall, prior to the Effective Time, exercise commercially reasonable efforts, and shall cooperate with Acquirer and its Affiliates, to cause each of the Contracts set forth on Section 5.10 of the Acquirer Disclosure Letter to be terminated and void and to have no effect, without any liability or obligation on the part of Acquirer or the Surviving Trust and on terms acceptable to Acquirer.

Section 5.11           Fund Matters.

(a)           LIHTC Funds.

(i)           As promptly as practicable following the date of this Agreement, but in any event no later than fifteen (15) days following the date of this Agreement, the Company shall provide Acquirer with (A) copies of valid and binding definitive written agreements evidencing the agreements and arrangements reflected in the representations and warranties set forth in clause (E)(y) of Section 3.14(a)(i) and the descriptions set forth in Section 3.14(a)(v) of the Company Disclosure Letter with respect to each LIHTC Fund, LIHTC Fund GP and SLP Entity (the “Pre-Timex Management Agreements”) and (B) for each LIHTC Fund a true and complete list of  any payables or other amounts due and payable (organized by category) by any LIHTC Fund to any Person other than the Company or its Subsidiaries other than trade payables or accounts payable incurred in the normal course operation of the LIHTC Fund.  To the extent any Pre-Timex Management Agreement cannot be located by the Company, a new Pre-Timex Management Agreement shall be executed and delivered pursuant to the terms hereof on terms substantially identical to those set forth in the Post-Timex Management Agreement (as defined below) mutatis mutandis, which shall become effective upon satisfaction of the conditions contained therein, to the extent required.

(ii)           The Company shall, prior to the Effective Time, exercise commercially reasonable efforts, and shall cooperate with Acquirer and its Affiliates, to obtain the approval required for the effectiveness of the Second Amended and Restated Fund Management Agreement, dated as of June 10, 2013 but effective as of November 17, 2003 (subject to the conditions therein), among Centerline Manager LLC and the other parties thereto (the “Post-Timex Management Agreement”).

(iii)           The Company shall, prior to the Effective Time, exercise commercially reasonable efforts, and shall cooperate with Acquirer and its Affiliates, to obtain a written acknowledgement and acceptance, in each case in a form acceptable to Acquirer in its sole discretion, of the enforceability of and the terms set forth in each Pre-Timex Management Agreement and Post-Timex Management Agreement from each applicable LIHTC Fund GP Member (“Acknowledged Fee Agreements”).

(iv)           The Company shall, prior to the Effective Time, exercise reasonable best efforts, and shall cooperate with Acquirer and its Affiliates, at Acquirer’s option, to cause each of the LIHTC Fund GP Members set forth on Section 3.14(a)(i) of the Company Disclosure Letter to (i) be replaced at the Effective Time by a Person that is acceptable to Acquirer or (ii) consent to and acknowledge the payment of distributions (whether in cash, shares of equity interest in a LIHTC Fund or LIHTC Fund GP or shares of capital stock or property), proceeds or other amounts to a Person acceptable to Acquirer that would otherwise be payable to a LIHTC Fund GP and/or the LIHTC Fund GP Members.

(b)           Property Matters.

(i)           As promptly as practicable following the date of this Agreement, but in any event no later than fifteen (15) days following the date of this Agreement, the Company shall provide Acquirer with copies of valid and binding definitive written agreements evidencing the agreements and arrangements reflected in the representations and warranties set forth in Section 3.14(b) and the descriptions set forth in Section 3.14(b)(iv) of the Company Disclosure Letter with respect to each REO Property and REO Property GP.

(ii)          The Company shall, prior to the Effective Time, exercise reasonable best efforts, and shall cooperate with Acquirer and its Affiliates to cause any ownership interest of REO Property GP or Minority Subsidiaries that is not owned by the Company to be transferred to the Company or to a Person acceptable to the Acquirer.

Section 5.12            Public Announcements.  Acquirer and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Acquirer and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.13           Fees, Expenses and Conveyance Taxes.  Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses.

Section 5.14           FIRPTA Certificate.  On or prior to the Closing Date, the Company shall deliver to Acquirer a certificate or certificates in compliance with Treasury Regulation Section 1.1445-2, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code; provided, that, notwithstanding anything in this Agreement to the contrary, Acquirer’s sole right if the Company fails to provide such certificate or certificates shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

Section 5.15           Shareholder Rights Plan.  The Company shall not (i) take any action, the effect of which would be to render the Shareholder Rights Plan (a) applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement or (b) after the Company Shareholder Approval is obtained, inapplicable to any Takeover Proposal or (ii) otherwise amend or terminate the Shareholder Rights Plan in a manner adverse to Acquirer.

Section 5.16           Litigation. The Company shall give Acquirer the opportunity to participate at its own expense in the defense or settlement of any litigation arising out of the transactions contemplated by this Agreement, including any such litigation brought by shareholders against the Company and/or its trustees or any litigation by or against any Person that makes a Takeover Proposal, and no such settlement shall be agreed to without Acquirer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.17           Notification of Certain Matters.  The Company shall give prompt notice to Acquirer of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the parties hereto or the conditions to the performance by the parties hereto hereunder; provided, further, that the failure to comply with this covenant shall not result in a non-satisfaction of either the condition in Section 6.2(a) or Section 6.2(b).  Acquirer shall give prompt notice to the Company of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of Acquirer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the parties hereto or the conditions to the performance by the parties hereto hereunder; provided, further, that the failure to comply with this covenant shall not result in a non-satisfaction of either the condition in Section 6.3(a) or Section 6.3(b).

Section 5.18           Employee Matters.

(a)           For the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date, the Surviving Trust shall, or shall cause each of its Subsidiaries to provide the employees of the Company and its Subsidiaries immediately prior to the Closing Date who continue to be so employed after the Closing Date (the “Company Employees”) with a level of employee benefits and compensation that is substantially comparable in the aggregate to the level of employee benefits and compensation provided to the Company Employees as of immediately prior to the Closing Date (without regard to equity-based compensation, defined benefit retirement, retention or sale bonuses or severance payments).

(b)           For purposes of determining eligibility to participate and vesting where length of service is relevant under any employee benefit plan of the Surviving Trust or any applicable Subsidiary after the Closing Date, the Surviving Trust shall cause the Company Employees to receive service credit for service with the Surviving Trust and its Subsidiaries to the same extent that such service was credited under similar employee benefit plans of the Company and its Subsidiaries unless prohibited by Law or would result in a Company Material Adverse Effect; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.  Any medical, dental or health plan of the Surviving Trust or any Subsidiary that is adopted or continued after the Closing to provide group health benefits to Company Employees (a “Group Health Plan”) shall not include with respect to any Company Employee any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent that such restrictions or limitations were applicable as of the Closing Date under the current group health plans of the Company or Subsidiary in effect as of the Closing Date (an “Existing Group Health Plan”)), and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Existing Group Health Plan ending on the date that such Company Employee’s participation in such Group Health Plan begins shall be taken into account under the Group Health Plan for purposes of satisfying all deductible, co-pay, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Group Health Plan.

(c)           From and after the Closing Date, the Surviving Trust shall assume and honor in accordance with their terms, all employment, retention, severance and termination plans, agreements, policies or arrangements (including change-in-control provisions) that are listed in Section 5.18(c) of the Company Disclosure Letter (“Contractual Arrangements”) (or shall cause the Surviving Trust to retain and honor all such Contractual Arrangements) and shall pay to each Company Employee any amounts that become payable to such Company Employee following the Closing Date in accordance with the terms of the applicable Contractual Arrangement.

(d)           Nothing contained herein, express or implied, is intended to confer upon any Person (including any Company Employee or former employee(s), or any employee of Acquirer or the Surviving Trust) any rights or remedies hereunder, including any right to continued employment for any period, and no provision of this Section 5.18 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Plans or any similar plan, arrangement or policy that may be maintained by the Company or any of its Subsidiaries, the Surviving Trust or Acquirer, for Company Employees or former employee(s).  Nothing contained in this Section 5.18 shall constitute or be deemed to be an amendment to any Plan or any other compensation or benefit plan, program or arrangement of the Company, any Subsidiary or the Surviving Trust.  Nothing herein restricts or precludes the right of the Surviving Trust to terminate the employment of any Company Employee.  This Section 5.18 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any employee or to otherwise create any third party beneficiary hereunder.

ARTICLE VI

CONDITIONS

Section 6.1            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)           Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)           Antitrust.  The waiting period applicable, under the HSR Act, to the transactions contemplated by this Agreement shall have expired or early termination or approval shall have been granted.

(c)           No Orders.  No Governmental Authority shall have issued any Order that enjoins or otherwise prohibits consummation of the Merger.

Section 6.2            Conditions to Obligations of Acquirer.  The obligations of Acquirer to effect the Merger are also subject to the satisfaction or waiver by Acquirer on or before the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct, (ii) each of the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute a Company Material Adverse Effect and (iii) notwithstanding anything to the contrary set forth in (i) and (ii) of this Section 6.2(a), (x) the representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.2 (Foreign Qualifications), Section 3.3 (Authorization), Section 3.4 (Binding Effect), Section 3.14 (Fund Matters), Section 3.21(c) (Material Contracts), Section 3.22(b) (Benefit Plans) and Section 3.29 (Permits; Compliance with Law) shall be true and correct in all material respects, (y) the representations and warranties of the Company set forth in Section 3.8 (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracy) and (z) the representations and warranties of the Company set forth in Section 3.9 (Company Shareholder Approval) clause (i) of Section 3.18 (No Company Material Adverse Effect) and Section 3.31 (Brokers) shall be true and correct in all respects, in each case of (i), (ii) and (iii), as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b)           Performance of Obligations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date and notwithstanding anything to the contrary above, the Company shall have performed in all respects all obligations required to be performed by it under Section 5.11 at or before the Closing Date.

(c)           Officer’s Certificate.  Acquirer shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d)           Required Approvals.  The Company or its Subsidiaries shall have delivered or caused to be delivered to Acquirer written evidence, in form and substance satisfactory to Acquirer that the Required Approvals have been obtained and are in full force and effect.

(e)           Termination of Specified Contracts.  Each of the Contracts set forth on Schedule 5.9 shall have been terminated, voided and have no effect, without any liability or obligation on the part of Acquirer or the Surviving Trust.

(f)            SPV Shares and SCUs.  There shall be no issued and outstanding SPV Shares or SCUs, in each case, including any interest convertible into, exercisable or exchangeable for any of the foregoing.

(g)           Certain Action.  None of the events or occurrences set forth on Section 6.2(g) of the Company Disclosure Letter shall have occurred.

(h)           LIHTC Fund Fees.  Each of the LIHTC Fund GP Members shall (i) have been replaced by a Person that is acceptable to Acquirer or (ii) have executed an Acknowledged Fee Agreement.

(i)             LIHTC Fund Distributions. Each of the LIHTC Fund GP Members, at Acquirer’s option, shall (i) have been replaced by a Person that is acceptable to Acquirer or (ii) have consented to or acknowledged the payment of distributions (whether in cash, shares of equity interest in a LIHTC Fund or LIHTC Fund GP or shares of capital stock or property), proceeds or other amounts to a Person acceptable to Acquirer that would otherwise be payable to a LIHTC Fund GP and/or the LIHTC Fund GP Members.

(j)             Assignment and Assumption Agreement. The Company shall have delivered to the Acquirer executed copies of each of the Assignment and Assumption Agreement contemplated on Section 6.2(j) of the Acquirer Disclosure Letter, in a form reasonably satisfactory to the Acquirer, contemporaneous with the execution of this Agreement.

Section 6.3            Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Acquirer set forth in this Agreement that are qualified by Acquirer Material Adverse Effect shall be true and correct, (ii) each of the representations and warranties of Acquirer set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an Acquirer Material Adverse Effect and (iii) notwithstanding anything to the contrary set forth in (i) and (ii) of this Section 6.3(a), (x) the representations and warranties of Acquirer set forth in Section 4.1 (Organization and Power), the first sentence of Section 4.2 (Authorization) and Section 4.4 (Binding Effect) shall be true and correct in all material respects, (y) the representations and warranties of Acquirer set forth in Section 4.6 (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracy) and (z) the representations and warranties of Acquirer set forth in Section 4.10 (Brokers) shall be true and correct in all respects, in each case of (i), (ii) and (iii), as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b)           Performance of Obligations.  Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c)           Officer’s Certificate.  The Company shall have received a certificate, signed by an executive officer of Acquirer, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1            Termination by Mutual Consent.  This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Company Shareholder Approval, by mutual written consent of Acquirer and the Company.

Section 7.2            Termination by Either Acquirer or the Company.  This Agreement may be terminated by either Acquirer or the Company at any time before the Effective Time:

(a)           whether before or after obtaining the Company Shareholder Approval, if the Merger has not been consummated by September 30, 2013 (the “Termination Date”), provided, that if any of the conditions set forth in Section 6.1(b), Section 6.2(d) or Section 6.2(h) are not waived or satisfied by such date, then the Termination Date shall automatically extend to December 31, 2013. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement contained in this Agreement has materially contributed to, or resulted in, the failure to consummate the Merger by such date;

(b)           whether before or after obtaining the Company Shareholder Approval, if any Order permanently enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable; or

(c)           following a Shareholder Written Consent Failure, if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting.

Section 7.3            Termination by Acquirer.  This Agreement may be terminated by Acquirer at any time before the Effective Time:

(a)           if there is a Willful and Material Breach by the Company of any of its covenants or agreements contained in Section 5.4(a) or Section 5.4(b);

(b)           if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within twenty (20) Business Days after the Company’s receipt of written notice of such breach from Acquirer, but only so long as Acquirer is then not in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b);

(c)           if the Company Board shall have changed its recommendation with respect to this Agreement or the Merger;

(d)           if, at any time from the date hereof until the date that is twenty (20) Business Days after an Agency Approval Meeting held pursuant to and in accordance with Section 5.3(d), such Agency has communicated to Acquirer information or failed to communicate information with respect to such Agency’s Required Approval substantially as set forth on Section 7.3(d) of the Company Disclosure Letter;

(e)           if, at any time from the date hereof until the earlier of (i) the date that is ten (10) Business Days after the Governmental Authority Meeting (as defined in Section 5.3(b) of the Company Disclosure Letter) and (ii) the date that is ten (10) Business Days after the applicable Governmental Authorities communicate their refusal to participate in a Governmental Authority Meeting, Acquirer is not satisfied, in its sole discretion, with the status and progress of the matter disclosed in Section 7.3(e) of the Company Disclosure Letter; or

(f)            if, at any time from the date hereof until October 31, 2013, any of the events or occurrences set forth on Section 7.3(f) of the Company Disclosure Letter shall have occurred or any such event or circumstances be in Acquirer’s good faith judgment, reasonably likely to occur.

Section 7.4            Termination by the Company.  This Agreement may be terminated by the Company at any time before the Effective Time if Acquirer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Acquirer within twenty (20) Business Days after Acquirer’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b).

Section 7.5            Effect of Termination.  In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Acquirer or the Company; provided, that:

(a)           the Confidentiality Agreement and the provisions of Section 5.2(b), Section 5.12, Section 5.13, this Section 7.5, Section 7.6 and Article VIII shall survive the termination hereof;

(b)           the Company may have liability as provided in Section 7.6; and

(c)           no such termination shall relieve any party from any Damages resulting from a Willful and Material Breach of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity; provided; however that the maximum aggregate liability (including, for the avoidance of doubt, any amounts payable pursuant to Section 7.6(f)(i) or Section 7.6(f)(ii)) of Acquirer to the Company or the Company to Acquirer, in either case, for any such Willful and Material Breach shall in no event exceed $11,250,000.

Section 7.6            Fees and Expenses Following Termination.

(a)           All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.13.

(b)           Without limiting any recourse of Acquirer under Section 7.5(c), the Company shall pay, or cause to be paid, to Acquirer by wire transfer of immediately available funds an amount equal to the Company Termination Fee if this Agreement is terminated by:

(i)           Acquirer pursuant to Section 7.3(a) or Section 7.3(b) on account of a Willful and Material Breach,  in which case payment shall be made within two (2) Business Days following such termination; or

(ii)          (x) Acquirer or the Company pursuant to Section 7.2(a) or Section 7.2(c) or (y) Acquirer pursuant to Section 7.3(c) and, in the case of this clause (ii), prior to termination, a Takeover Proposal was publicly disclosed and not withdrawn and within twelve (12) months following termination of this Agreement, the Company enters into a definitive agreement with respect to a Takeover Proposal that is thereafter consummated, in which case payment shall be made on the date of the consummation of such Takeover Proposal (it being understood that all references to percentages in the definition of Takeover Proposal shall, for purposes of this Section 7.6(b), be deemed to be references to 50%.

(c)           For purposes of this Agreement, the “Company Termination Fee” means an amount in cash equal to $3,000,000.

(d)           Without limiting any recourse of the Company under Section 7.5(c), Acquirer shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds an amount equal to the Acquirer Termination Fee if this Agreement is terminated by the Company pursuant to Section 7.4 on account of a Willful and Material Breach, in which case payment shall be made within two (2) Business Days following such termination;

(e)           For purposes of this Agreement, the “Acquirer Termination Fee” means an amount in cash equal to $3,000,000.

(f)           Acquirer and the Company acknowledge that (i) the fees and other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Acquirer and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.6 does not constitute a penalty.  Accordingly, if:

(i)           the Company fails promptly to pay the amount due pursuant to Section 7.6(b), and, in order to obtain such payment, Acquirer commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the Company shall pay to Acquirer its costs and expenses (including reasonable attorneys’ fees and expenses)

in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made plus 5%; and

(ii)          Acquirer fails promptly to pay the amount due pursuant to Section 7.6(d) and, in order to obtain such payment, the Company commences a suit, action or other proceeding that results in a judgment in its favor for such payment, Acquirer shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made plus 5%.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Certain Definitions.  For purposes of this Agreement:

(a)           “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(b)           “Acquirer Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent, materially impair or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or materially delay the ability of Acquirer to perform its obligations hereunder.

(c)           “Advance” means, with respect to any Servicing Agreement, the aggregate amount that as of any date of determination has been advanced directly by the Company or its Subsidiary from its own funds or funds borrowed by the Company or its Subsidiary from a third party (but not with funds borrowed from any custodial account or other accounts under a Servicing Agreement) in connection with servicing the Serviced Loans in accordance with the terms of such Servicing Agreement, including with respect to principal, interest, overdrafts, taxes, property protection and insurance premiums, together with the related accrued Advance Interest.

(d)           “Advance Interest” means the interest that accrues or has accrued on an Advance pursuant to the applicable Servicing Agreement.

(e)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that neither any Person that owns equity securities of the Company nor any

Affiliate or portfolio company of such Person shall be deemed to be an Affiliate of the Company solely by virtue of such Person’s ownership of equity securities of the Company.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  References herein to the Company’s Affiliates shall mean Affiliates controlled by the Company.

(f)           “Agency” means a United States federal government-sponsored secondary mortgage market enterprise or Governmental Authority acquiring, owning or guaranteeing Mortgage Loans, including for purposes of this Agreement, Fannie Mae, Ginnie Mae, Freddie Mac, FHA and HUD, but excluding for this purpose, the Federal Housing Finance Agency.

(g)           “Agency Contracts” means the Contracts between the Company or any of its Subsidiaries and an Agency, and each Agency’s respective Seller/Servicer Guides utilized by the Agencies to whom the Company or any of its Subsidiaries have sold Mortgage Loans and/or for which the Company or any of its Subsidiaries service Mortgage Loans.

(h)           “Applicable Requirements” means and includes, with respect to the origination, purchase, sale and servicing of Serviced Loans or the performance of obligations under the Servicing Agreements, all of the following: (i) all contractual obligations of the Company and its Subsidiaries including with respect to any Servicing Agreements and the applicable “servicing standard” thereunder, documents related to the Serviced Loans or any commitment or other contractual obligation related to any Serviced Loan; (ii) all applicable underwriting, servicing and other guidelines of the Company or any of its Subsidiaries or as required by any Agency; (iii) all Laws applicable to the Company or any of its Subsidiaries; (iv) all other applicable requirements and guidelines of any Governmental Authority or Agency; and (v) all other applicable Orders.

(i)           “Approval” means the permits, authorizations, consents, waivers, approvals, agreements and licenses from third parties or Government Authorities necessary to consummate this Agreement and the transactions contemplated hereby and to operate the Company and its businesses, including the Mortgage Business, after the Closing.

(j)           “Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

(k)           “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

(l)           “Business License” means all Licenses required by Law or any Government Authority to engage in the Mortgage Business.

(m)            “Claims” means any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, known or unknown.

(n)           “Committed Loan” means any unexpired written commitment by the Company or any of its Subsidiaries to make a loan under any Mortgage Program to a prospective borrower which commitment has not yet funded or closed.

(o)           “Common Shares” has the meaning set forth in the Trust Agreement and which, for the avoidance of doubt, shall exclude Preferred Shares, SPV Shares and SCUs.

(p)           “Company Intervening Event” means an event or circumstance material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or its Subsidiaries), that was unknown to the Company Board on the date hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance becomes known to the Company Board prior to the Company Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event.

(q)            “Company Material Adverse Effect” event, occurrence, or development that (1) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect for purposes of this clause (1): (a) changes in general economic or political (including results of elections) conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general; (b) changes first arising after the date hereof adversely and generally affecting the industry in which the Company and its Subsidiaries operates; (c)  in and of itself, any decline in the market price of the Company’s shares or the failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such decline in market price or failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (d) changes first arising after the date hereof in Laws, statutes, rules or regulations of governmental entities applicable to the Company and its Subsidiaries or any of their respective properties or Assets, or in applicable accounting regulations or principles, except in the case of the foregoing clause (a), (b) or (d), if such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industry in which the Company and its Subsidiaries conduct their businesses after taking into account the collective size of the Company and its Subsidiaries relative to such other for-profit participants; (e) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby or (f) litigation arising from any alleged breach of fiduciary duty or other violation of Law relating to this Agreement or (2) materially impairs or delays, or would reasonably be expected to materially impair or delay, the Company’s ability to consummate the Merger or any of the transactions contemplated by this Agreement.

(r)           “Company Organizational Documents” means the Trust Agreement, as amended, and the certificate of formation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

(s)           “Company Shareholder Approval” means the adoption of this Agreement by the affirmative vote or written consent of holders of a majority in voting power of the outstanding beneficial interest in the Company in accordance with the terms of the Company Organizational Documents.

(t)            “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement.

(u)           “Damages” means any judgments, fines, losses, claims, damages or Liabilities arising out of or incurred in connection with such Legal Action.

(v)           “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(w)           “Electronic Data Files” means test “tapes,” sale “tapes” and/or “transfer tapes” containing mortgage loan and/or servicing information.

(x)            “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(y)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

(z)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect from time to time.

(aa)         “Fannie Mae” means the Federal National Mortgage Association.

(bb)         “FHA” means the Federal Housing Association.

(cc)         “Form 15 Filing Date” means March 15, 2013.

(dd)         “Freddie Mac” means Freddie Mac, formerly known as The Federal Home Loan Mortgage Corporation or any successor thereto.

(ee)         “Ginnie Mae” means the Government National Mortgage Association, a body corporate organized and existing under the laws of the United States of America within HUD, or any successor thereto.

(ff)           “Governmental Authority” means any United States federal, state or local, or any supranational, court, judicial or arbitral body, administrative or regulatory body or other governmental or quasi-government entity with competent jurisdiction (including any political or other subdivision thereof), including the Agencies.

(gg)         “Hazardous Substances” means (i) any substance that is listed, classified or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

(hh)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(ii)           “HUD” means the U.S. Department of Housing and Urban Development, and includes, without limitation, the Federal Housing Administration.

(jj)           “HUD Mortgage Insurance” means insurance by HUD under the National Housing Act against loss occasioned by a default on a Serviced Loan.

(kk)         “Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured),  (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements, fails to receive and pending trades, open derivative contracts and other payables to clearing organizations, brokers, dealers and customers), accrued compensation and other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers’ acceptance or similar credit transaction or (i) all amounts due with respect to any Derivative Transactions (including breakage costs as a result of the transactions contemplated by this Agreement).

(ll)           “Intellectual Property” means: (i) patents, patent applications and statutory invention registrations, (ii) pending or registered trademarks or service marks, (iii) domain names, (iv) copyrights and mask works and (v) trade secrets under applicable Law, including confidential and proprietary information and know-how.

(mm)        “Knowledge” means, when used with respect to Acquirer or the Company, the actual knowledge of the Persons set forth in Section 8.1(mm) of the Acquirer Disclosure Letter or Company Disclosure Letter, respectively.

(nn)         “Law” means all laws, statutes, treaties, rules, regulations, ordinances and other pronouncements having the effect of law (including common law) of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Authority.

(oo)         “License” means any license, approval, registration, permit or other governmental authorization and any license, permit or other authorization granted by any Government Authority or Agency.

(pp)         “Licensed Intellectual Property” means all material Intellectual Property that is owned by a third party and licensed or sublicensed by either the Company or any of its Subsidiaries, as the case may be.

(qq)         “Limited Guarantee” means that certain Limited Guarantee, dated as of the date hereof, by Hunt in favor of the Company.

(rr)           “Liens” means any lien, charge, pledge, deed of trust, right of first refusal, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, option, proxy, hypothecation, voting trust agreement, transfer restriction, easement, servitude, encroachment, or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

(ss)         “Loan Application” means an application to the Company or any of its Subsidiaries for loans under the Mortgage Programs.

(tt)           “Loans Held for Sale” means those loans funded by the Company or its Subsidiary and held by the Company or its Subsidiary pending sale under (and eligible for sale pursuant to) one of the Mortgage Programs.

(uu)         “Minority Subsidiary” means when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 30% but less than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(vv)         “Mortgage” means a mortgage, deed of trust, pledge, or collateral assignment of a property trust beneficiary interest or other instrument creating a Lien on or ownership interest in a Mortgaged Property.

(ww)       “Mortgage Banking Business” means the business of soliciting, originating, underwriting, financing, refinancing or brokering of Mortgages, mortgage loans, Serviced Loans or Pipeline Transactions as conducted by the Company or any of its Subsidiaries in the United States.

(xx)          “Mortgage Business” means, collectively, the Mortgage Servicing Business and the Mortgage Banking Business.

(yy)         “Mortgage Loan” means any multifamily mortgage loan or other extension of credit secured by a Lien on real property of a borrower originated, purchased or serviced by the Company or any of its Subsidiaries (which, for avoidance of doubt, may be a charged-off Mortgage Loan).

(zz)           “Mortgage Loan Documents” means, for any Mortgage Loan, all documents in the possession of the Company or its Subsidiaries or their custodians or other agents pertaining to such Mortgage Loan, including originals of the Mortgage Note, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements, and any assignments, assumptions, modifications, continuations or amendments to, or affidavits of lost documents relating to, any of the foregoing.

(aaa)        “Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, a loan agreement or other evidence of indebtedness with respect to such Mortgage Loan, secured by a mortgage or mortgages or a deed or deeds of trust, together with any assignment, reinstatement, extension, endorsement or modification thereof.

(bbb)      “Mortgage Programs” means the multifamily mortgage loan programs of Fannie Mae, Freddie Mac, HUD, Ginnie Mae and other governmental agencies, including the Fannie Mae DUS program, the Freddie Mac Multifamily Program Plus Seller/Servicer program and Delegated Underwriting Initiative program (“DUI”), the HUD Modified Accelerated Processing (“MAP”) Program and the Ginnie Mae Multifamily MBS program, as issuer servicer, in each case relating solely to Serviced Loans, forward purchase contracts, commitments or pipeline transactions under the Mortgage Programs and relating to the Mortgage Business.

(ccc)       “Mortgage Servicing Business” means the business of servicing Serviced Loans, including acting as a servicer, conducted by the Company or any of its Subsidiaries.

(ddd)      “Mortgaged Property” means the real and personal property or properties securing any Serviced Loan.

(eee)       “Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

(fff)         “Owned Intellectual Property” means all material Intellectual Property that is owned by either the Company or any of its Subsidiaries, as the case may be.

(ggg)      “Pipeline Transactions” means all Loan Applications received by and all rate lock agreements and commitments (including forward loan commitments to replace construction loans with permanent loans) issued by the Company or any of its Subsidiaries pursuant to the operation of the Mortgage Business.

(hhh)      “Permitted Lien” means, with respect to such Person, any (i) Lien for Taxes not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) encumbrance or imperfection of title, if any, that is not, individually or in the aggregate, material in amount or does not, individually or in the aggregate, materially detract from the value, marketability or utility of the properties to which it relates and does not materially interfere with the present or proposed use of such properties or otherwise materially impair the operation or occupancy of such properties, (iii) Lien imposed or promulgated by Laws with respect to real property and improvements, including zoning, planning, entitlement and other land use and environmental regulations promulgated by Governmental Authorities, (iv) mechanics’, carriers’, workmen’s, repairmen’s and similar statutory or common law Liens incurred in the ordinary course of business for amounts not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (v) title of a lessor under a capital or operating lease, (h) pledges or deposits by such Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, social security Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (x) licenses granted to third parties in the ordinary course of business by such Person or any of its Subsidiaries; and (y) Liens discharged at or prior to the Effective Time.

(iii)           “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(jjj)           “Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of Section 3(3) of ERISA), including, any employment, severance, retention, change-in-control, fringe benefit, bonus or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, share option, share purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise).

(kkk)       “Public Announcement” means the disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(lll)           “Representatives” means, when used with respect to Acquirer or the Company, the directors, managers, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of Acquirer or the Company, as applicable, and their respective Subsidiaries.

(mmm)    “Rights” means any rights, title, interest or benefit of whatever kind or nature.

(nnn)      “Seller/Servicer Guides” means the (i) seller and servicer guides utilized by the Agencies and (ii) the manuals, guidelines and related employee reference materials utilized by the Company or its Subsidiaries to govern their relationships under which Mortgage Loans originated directly by the Company or its Subsidiaries are made.

(ooo)      “Serviced Loan” means a mortgage loan on property serviced by the Company or any of its Subsidiaries as the servicer pursuant to a Servicing Agreement.

(ppp)      “Servicing Agreements” means all Contracts pursuant to which the Company or any of its Subsidiaries provides servicing, including primary servicing or master servicing and related activities, subservicing and related activities and the Agency Contracts.

(qqq)      “Servicing Custodial Account” means each trust account or bank account maintained by the Company or its Subsidiary, as servicer, pursuant to a Servicing Agreement, for the benefit of an Agency.

(rrr)         “Servicing Escrow Accounts” means those accounts established and maintained by the Company or any of its Subsidiaries with commercial banking institutions or savings and loan associations under Applicable Requirements or the provisions of Servicing Agreements (other than Servicing Custodial Accounts) for (i) the deposit and retention of all collections of taxes, assessments, ground rents, hazard and mortgage insurance or comparable items on account of Mortgage Loans; (ii) the deposit and retention of buydown funds on account of Mortgage Loans, and (iii) all other escrow or similar accounts maintained by the Company or its Subsidiary with respect to Mortgage Loans.

(sss)       “Servicing File” means, for each Mortgage Loan, copies of such Mortgage Loan Documents and all other documents, files and other items related thereto required to be maintained by the servicer pursuant to the applicable Servicing Agreement and, if not specifically set forth in the applicable Servicing Agreement, pursuant to the servicing standard identified in such Servicing Agreement.

(ttt)         “Shareholder Rights” means the “Rights” as defined in the Shareholder Rights Plan.

(uuu)       “Shareholder Rights Plan” means that certain Rights Agreement, dated as of April 28, 2013, between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent thereunder.

(vvv)      “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(www)    “Superior Proposal” means a Takeover Proposal which the Company Board determines in good faith, after consultation with its financial advisors, is more favorable to the Company’s shareholders than the Merger (taking into account all of the terms and conditions of such Takeover Proposal, including the financial terms, any conditions to consummation and the likelihood of such Takeover Proposal being consummated).

(xxx)        “Takeover Proposal” means any proposal or offer (other than the Merger) relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries, pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 80% of the equity interests in the surviving or resulting entity immediately following such transaction, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets of the Company and its Subsidiaries representing more than 20% of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of beneficial interest or other securities, in a single transaction or series of related transactions, representing more than 20% of the voting power of beneficial interest in the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(yyy)      “Tax” or “Taxes” means (i) any federal, state, provincial, county, local, foreign and other taxes (including, income, profits, windfall profits, alternative or add on, minimum, accumulated earnings, environmental, personal holding company, capital stock, capital gains, escheat, premium, estimated, excise, stamp, registration, sales, use, license, occupancy, occupation, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, social security (or similar), payroll and property taxes, import duties and other governmental charges, fees and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, (ii) any transferee liability in respect of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (of being required to be included) in any Tax Return related to such group), and (iii) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other

Person, or any successor or transferee liability, in respect of any items described in clauses (i) or (ii) above.

(zzz)        “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

(aaaa)     “Willful and Material Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement, including, for the avoidance of doubt, any circumstance in which all of the closing conditions set forth in Article VI have been satisfied or waived by the Company and Acquirer does not consummate the Merger.

Section 8.2            Construction.  Unless the express context otherwise requires:

(a)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           references to dollars and “$” mean U.S. dollars;

(d)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)           wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            references herein to any gender shall include each other gender;

(g)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)           references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)            with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)            the word “or” shall be disjunctive but not exclusive;

(k)           references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)            references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m)          the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)           with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o)           if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p)           references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 8.3            Amendment.  This Agreement may be amended, supplemented or otherwise modified by the parties to this Agreement at any time before the Effective Time, whether before or after obtaining the Company Shareholder Approval, so long as (a) no amendment that requires further shareholder approval under applicable Law or otherwise after shareholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the management member of Acquirer and the board of trustees of the Company.  This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 8.4            No Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time.  This Section 8.4 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.5            Governing Law.  This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles thereof.

Section 8.6            Submission to Jurisdiction; Service.  Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 8.7            WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

Section 8.8            Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquirer to:

c/o Hunt Capital Partners, LLC
1225 17th Street, Suite 1400
Denver, Colorado 80202
Attention:  Alan T. Fair, President
Facsimile: (915) 533-1172

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention:  Jeffrey D. Marell, Esq.
Facsimile:  (212) 757-3990

If to the Company, to:

Centerline Holding Company
100 Church Street, 15th Floor
New York, New York 10007
Attention:  Robert L. Levy, Chief Executive Officer
Facsimile:  (212) 593-5769

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
75 East 55th Street
New York, New York 10022
Attention:  Michael L. Zuppone, Esq.
Facsimile:  (212) 230-7752

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.9             Extension; Waiver.  At any time before the Effective Time, Acquirer, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.10           Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Acquirer Disclosure Letter and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.11           No Third-Party Beneficiaries.  Except (a) as provided in Section 5.6, (b) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Common Shares as of the Effective Time), and (c) for the Financing Source and Non-Recourse Parties, which are hereby made third party beneficiaries solely with respect to Section 7.5(c), Section 8.6, Section 8.7, Section 8.11 and Section 8.17, Acquirer and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.12           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.13           Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or construction of this Agreement.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Each party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the party that drafted this Agreement.

Section 8.14           Exhibits.  Except as otherwise provided in this Agreement, all Exhibits referred to herein are intended to be and hereby are made a part of this Agreement.

Section 8.15           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.

Section 8.16           Specific Performance.

(a)           The parties to this Agreement agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Closing and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties to this Agreement acknowledge and agree that each such party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  The parties to this Agreement further acknowledge and agree that prior to the Closing or the termination of this Agreement in accordance with Article VII, the sole and exclusive remedy of any party hereto in respect of any breach or alleged breach hereunder or under any other agreement contemplated by this Agreement shall be to seek specific performance to prevent or cure such breaches by any other party and/or to enforce specifically the terms and provisions of this Agreement, including to obtain an order of specific performance requiring such other party (if all conditions in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied) to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement.  Notwithstanding the foregoing or anything herein to the contrary, and subject to and in accordance with the terms of the Commitment Letter, the parties to this Agreement further acknowledge and agree that to the extent that all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, the Company shall be entitled to seek an injunction or any other appropriate form of specific performance or equitable relief to cause Acquirer to cause the Financing to be funded or cause Acquirer to fully enforce the terms of the Commitment Letter against the Financing Source (including, unless such lawsuit would be in bad faith, by demanding that Acquirer file one or more lawsuits against the Financing Source to fully enforce the Financing Source’s obligations thereunder).  Each party to this Agreement agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the any other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party to this Agreement seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)           Each party to this Agreement further agrees that (x) the seeking of the remedies provided for in Section 8.16(a) by any other party shall not in any respect constitute a waiver by any party of its right to seek any other form of relief that may be available to any such party under this Agreement and (y) nothing set forth in this Agreement shall require any party to institute any Legal Action for (or limit such party’s right to institute any Legal Action for) specific performance under Section 8.16(a) prior or as a condition to exercising any termination right under Article VII, nor shall the commencement of any Legal Action pursuant to Section 8.16(a) or anything set forth in this Section 8.16(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.17           Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the preamble to this Agreement.  No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing (“Non-Recourse Party”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

Section 8.18           Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

OTSEGO SHARES, LLC

By:	Otsego Holdings, LLC, its sole member

By:	Hunt Capital Partners, LLC, its non-member manager

By:	/s/ Alan T. Fair
Name: Alan T. Fair
Title: President

CENTERLINE HOLDING COMPANY

By:	/s/ Robert L. Levy
Name: Robert L. Levy
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]